Exhibit (a)(1)(A)

Offer to Purchase

Up to 195,000,000 of the Issued and Outstanding Shares of Common Stock

of

ALTABA INC.

In Exchange For

American Depositary Shares

of

Alibaba Group Holding Limited

Plus an Additional Amount in Cash

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JULY 11, 2018, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED IN SECTION 7.

Altaba Inc. (the “Fund,” “Altaba,” “we” or “us”), a non-diversified, closed-end management investment company organized as a Delaware corporation, is offering to purchase up to 195,000,000 (approximately 24%) of the Fund’s issued and outstanding shares of its common stock, par value $0.001 per share (the “Shares”), that are properly tendered in the Offer (as defined below) and not properly withdrawn. As of June 6, 2018, 800,508,196 Shares were outstanding. For each Share accepted in the Offer, you will receive: (i) 0.35 American Depositary Shares (“Alibaba ADSs”) of Alibaba Group Holding Limited, a Cayman Islands company (“Alibaba”), which are held by the Fund in its investment portfolio, less any Alibaba ADSs withheld to satisfy applicable withholding taxes and subject to adjustment for fractional Alibaba ADSs (the “ADS Portion”), and (ii) an amount in cash equal to the Alibaba VWAP (as defined below) multiplied by 0.05, less any cash withheld to satisfy applicable withholding taxes and without interest (the “Cash Portion” and, together with the ADS Portion, the “Offer Consideration”), upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Alibaba ADSs are listed on the New York Stock Exchange (“NYSE”) and trade under the symbol “BABA.” Each Alibaba ADS represents an ordinary share, par value $0.000025 per share (the “Alibaba Ordinary Shares” and, together with the Alibaba ADSs, the “Alibaba Shares”), of Alibaba. The “Alibaba VWAP” (determined as described herein) means the daily volume-weighted average price for an Alibaba ADS, on the second trading day prior to the Expiration Date (the “Determination Date”). See Section 1. Altaba will announce the Alibaba VWAP and the Cash Portion of the Offer Consideration by press release and on the Offer webpage described below no later than 4:30 p.m., New York City time, on the Determination Date (July 9, 2018 based on the current Expiration Date). Such press release will also be filed as an amendment to the Schedule TO-I that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) relating to the Offer.

Our Shares are listed on the Nasdaq Global Select Market (“Nasdaq”) and trade under the symbol “AABA.” The most recently published net asset value per Share adjusted to reflect the closing stock price of Alibaba ADSs and the shares of common stock of Yahoo Japan Corporation (“Yahoo Japan”) on June 6, 2018 (the last full trading day prior to the announcement of the Offer) and before giving effect to deferred taxes on unrealized appreciation (“Adjusted NAV”) was $109.29 and the reported closing price of the Shares on Nasdaq was $80.28 per Share.

On June 6, 2018, the last full trading day prior to the announcement of the Offer, the reported closing price of the Alibaba ADSs on the NYSE was $208.30 per Alibaba ADS and the Alibaba VWAP was $208.8445. Based on the closing price of the Alibaba ADSs and the Alibaba VWAP on such date, the value of the Offer Consideration on June 6, 2018, before any amounts withheld to satisfy applicable withholding taxes, would have been $83.35, representing a 23.7% discount to the Fund’s Adjusted NAV and a 3.8% premium to the closing price of the Shares on such date. See Section 12 for additional information relating to our net asset value.

All Shares purchased in the Offer will be purchased for the Offer Consideration. However, because of the “odd-lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if the number of Shares properly tendered in the Offer and not withdrawn prior to the Expiration Date exceeds 195,000,000. There can be no assurance that the Fund will be able to purchase all the Shares that you tender.

The Alibaba ADSs to be exchanged pursuant to the Offer are being offered and exchanged pursuant to the exemption from registration under the Securities Act of 1933 (the “1933 Act”) provided by Section 4(a)(1) of the 1933 Act. Before you decide whether to participate in the Offer, you should consider the relative benefits and costs of such participation, including, without limitation, the transaction costs described in this Offer to Purchase, potential risks inherent in holding and disposing of Alibaba ADSs and the costs of disposing of the Alibaba ADSs, versus selling Shares on Nasdaq at the prevailing market price. You are urged to review the information regarding Alibaba set forth in its public filings, which are available at the SEC’s website at

https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=1577552. Because the Fund lacks access to non-public information related to Alibaba’s management or operations, we are not aware of whether Alibaba has disclosed all events relating to Alibaba occurring before the date of this Offer to Purchase, including events that would affect the accuracy or completeness of Alibaba’s public filings or the market price of Alibaba ADSs. As a result of the Offer, tendering stockholders will own Alibaba ADSs directly, rather than indirectly through the Fund. There may be additional future costs tendering stockholders incur in retaining these Alibaba ADSs. Stockholders are encouraged to consult with their financial, legal and tax advisors regarding these issues. You should undertake such independent investigation of Alibaba as in your judgment is appropriate to make any informed investment decision with respect to any investment goals. The information regarding Alibaba on the SEC’s website is not incorporated by reference in this Offer to Purchase or otherwise made part of the Offer. See Section 10.

The Offer is not conditioned upon the tender of any minimum number of Shares. The Offer is, however, subject to a number of other terms and conditions, including the conditions that: (i) the Fund shall have sold at least 10,000,000 Alibaba ADSs in the sale by the Fund of a portion of its Alibaba ADSs pursuant to sales in open market transactions and/or in private dispositions not executed or recorded on a public exchange or quotation service (such sales and additional sales to be conducted in the same manner shortly after the Expiration Date, the “Alibaba Resale”) and (ii) the SEC shall have granted an order, pursuant to the authority delegated to the SEC under Section 17(b) of the Investment Company Act of 1940 (the “1940 Act”), exempting the Offer from Section 17(a) of the 1940 Act to the extent necessary to permit participation in the Offer by any stockholder of the Fund who is an “affiliated person” of the Fund either (x) solely by reason of owning, controlling or holding the power to vote 5% or more of the Shares or (y) because it is a fund managed by one of the Fund’s external investment advisors (the “Exemptive Order”). See Section 7.

WHILE OUR BOARD OF DIRECTORS (THE “BOARD”) HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE FUND, THE FUND’S AFFILIATES OR SUBSIDIARIES, THE FUND’S INVESTMENT ADVISORS, THE DEALER MANAGER (AS DEFINED BELOW), THE INFORMATION AGENT (AS DEFINED BELOW) OR THE EXCHANGE AGENT (AS DEFINED BELOW) HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Our directors and executive officers have informed us that they do not intend to tender Shares in the Offer.

NONE OF THE SEC, ANY STATE OR FOREIGN SECURITIES COMMISSION OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, STOCKHOLDERS ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), or J.P. Morgan Securities LLC, the dealer manager for the Offer (the “Dealer Manager”), in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Fund’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Direct: (212) 622-4401

Toll Free: (877) 371-5947

Offer to Purchase dated June 7, 2018

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•	Holders Whose Shares are Held by Brokers or Other Nominees: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you — beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer and, accordingly, beneficial owners wishing to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•	Registered Holders: if you hold certificates or book-entry shares as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the exchange agent for the Offer (the “Exchange Agent”), at one of the addresses shown on the Letter of Transmittal; or

•	DTC Participants: if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you are the record owner of your Shares and you tender those Shares in the Offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

We are not providing for guaranteed delivery procedures. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during normal business hours on or prior to the Expiration Date. Tenders received by the Exchange Agent after the Expiration Date will be disregarded and of no effect. In all cases, you will receive the Offer Consideration for your tendered Shares only after timely receipt by the Exchange Agent of certificates for such Shares, if any, or of a confirmation of a book-entry transfer of such Shares, and a properly completed and duly executed Letter of Transmittal and any other required documents.

This Offer to Purchase is not an offer to sell or exchange and it is not a solicitation of an offer to buy any of the Shares or Alibaba ADSs in any jurisdiction in which the offer, sale or exchange is not permitted. The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any jurisdiction in which the making or acceptance of offers to sell or exchange Shares would not be in compliance with the laws of that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or by dealers licensed under the laws of that jurisdiction. Non-U.S. persons should consult their advisors in considering whether they may participate in the Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the Shares or Alibaba ADSs that may apply in their home countries. The Fund and the Dealer Manager cannot provide any assurance about whether such limitations exist.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE

OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL AS BEING THE ONLY INFORMATION PROVIDED BY US TO YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF ALTABA OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, OUR AFFILIATES OR SUBSIDIARIES, THE FUND’S INVESTMENT ADVISORS, THE DEALER MANAGER, THE EXCHANGE AGENT OR THE INFORMATION AGENT.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To fully understand the Offer and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents referenced herein and therein. You may also want to consult with your own tax advisors, legal advisors, financial advisors and/or brokers. We have included in this summary term sheet references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary term sheet.

What is the Offer?

The Fund is offering to purchase up to 195,000,000 (approximately 24%) of its Shares. For each Share accepted in the Offer, you will receive the Offer Consideration, which shall consist of: (i) the ADS Portion, which will be 0.35 Alibaba ADSs, which are held by the Fund in its investment portfolio, less any Alibaba ADSs withheld to satisfy applicable withholding taxes and subject to adjustment for fractional Alibaba ADSs, and (ii) the Cash Portion, which will be an amount in cash equal to the Alibaba VWAP multiplied by 0.05, less any cash withheld to satisfy applicable withholding taxes and without interest. See Section 1.

On June 6, 2018, the last full trading day prior to the announcement of the Offer, the reported closing price of the Alibaba ADSs on the NYSE was $208.30 per Alibaba ADS, the Alibaba VWAP was $208.8445 and the closing price of the Shares on Nasdaq was $80.28, which represented a discount to the Fund’s Adjusted NAV on such date of 26.5%. Based on the closing price of the Alibaba ADSs and the Alibaba VWAP on such date, the value of the Offer Consideration on June 6, 2018, before any amounts withheld to satisfy applicable withholding taxes, would have been $83.35, representing a 23.7% discount to the Fund’s Adjusted NAV and a 3.8% premium to the closing price of the Shares on such date. See Section 12 for additional information relating to our net asset value.

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including the conditions that (i) the Fund shall have sold at least 10,000,000 Alibaba ADSs in the Alibaba Resale and (ii) the SEC shall have granted the Exemptive Order. See Section 7.

What is the purpose of the Offer?

Consistent with the Fund’s investment objective, the purpose of the Offer is to seek to increase the price at which its Shares trade relative to the then-current value of its principal underlying assets (its Alibaba Shares and its shares of common stock of Yahoo Japan). The Fund has sought and continues to seek to reduce the discount at which its Shares trade relative to their net asset value while simplifying its net asset base and returning capital to its stockholders in ways that are accretive and increase stockholder value. The Fund believes that the Offer represents a significant step in the Fund’s efforts to achieve its investment objective. Importantly, the Offer is the first transaction by the Fund involving the sale, exchange or distribution of its Alibaba Shares.

The Fund believes that the Offer is an efficient and expedient means for the Fund to pursue its investment objective and policies, while preserving the Fund’s flexibility to pursue a variety of other methods to narrow the discount at which its Shares trade relative to its net asset value and return capital to stockholders. The Fund expects the Offer to be accretive to remaining stockholders, although there is no assurance that it will, or will continue to, have such effect. In addition, the Offer provides stockholders with the option to either sell some (or potentially all) of their Shares at a premium (based on the market prices of the Shares and Alibaba ADSs (including the Alibaba VWAP) on the last trading day prior to commencement of the Offer) in the Offer or retain all of their Shares and be able to participate in any potential future increases or decreases in stockholder value and/or sell their Shares for cash in market transactions on Nasdaq. See Section 2.

What are Alibaba ADSs?

Each Alibaba ADS represents one Alibaba Ordinary Share. The Alibaba Ordinary Shares are not listed for trading on the NYSE or any other national securities exchange. The Alibaba ADSs are traded on the NYSE under the ticker symbol “BABA.” The Fund currently holds both Alibaba Ordinary Shares and Alibaba ADSs, a portion of which are held indirectly through Altaba Holdings Hong Kong Limited, a Hong Kong private company limited by shares and wholly owned subsidiary of the Fund (“Altaba HK”). You will not directly receive Alibaba Ordinary Shares as part of the Offer Consideration, but will only receive Alibaba ADSs (in addition to the Cash Portion). See Section 10.

Will the offer and exchange of the Alibaba ADSs pursuant to the Offer be registered under the 1933 Act?

No. The Alibaba ADSs will be offered and exchanged in the Offer pursuant to the exemption from registration under the 1933 Act provided by Section 4(a)(1) of the 1933 Act. See Section 2.

Will the Alibaba ADSs received by tendering stockholders pursuant to the Offer be freely tradeable?

The Alibaba ADSs comprising the ADS Portion of the Offer Consideration received by stockholders pursuant to the Offer will be freely transferable (except for any Alibaba ADSs received by stockholders who may be deemed “affiliates” of Alibaba under the 1933 Act). See Section 2.

Where can I find more information about Alibaba?

According to publicly available information, Alibaba is a holding company established under the Companies Law of the Cayman Islands (as amended) on June 28, 1999, that conducts business in China through its subsidiaries and variable interest entities. Alibaba is an online and mobile commerce company and its businesses are comprised of core commerce, cloud computing, mobile media and entertainment, and other innovation initiatives. Alibaba’s core commerce business is comprised of marketplaces operating in three areas: retail commerce in the People’s Republic of China (the “PRC”); wholesale commerce in the PRC; and international and cross-border commerce.

Alibaba files reports with the SEC containing financial and other material information about its business and risks relating to its business. This information may be obtained at the SEC’s website at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=1577552. The information regarding Alibaba on the SEC’s website is not incorporated by reference in this Offer to Purchase or otherwise made part of the Offer. See Section 10.

Can I elect to receive cash in lieu of the ADS Portion?

No. Subject to the terms and conditions of the Offer, for every Share accepted for purchase in the Offer tendering stockholders will receive the same Offer Consideration consisting of the ADS Portion and the Cash Portion. However, instead of participating in the Offer, you may choose at any time to sell your Shares on Nasdaq for cash at the prevailing market price. You may also tender your Shares and subsequently sell the ADS Portion on the NYSE at the prevailing market price, in each case less any transaction costs. See Section 1.

Who may participate in the Offer and will it be extended outside the United States?

Any U.S. holder of Shares may participate in the Offer.

Although Altaba will deliver this Offer to Purchase to its stockholders to the extent required by U.S. law, including stockholders located outside the United States, this Offer to Purchase is not an offer to buy, sell or exchange, and it is not a solicitation of an offer to buy, sell or exchange any Shares or Alibaba ADSs in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. Neither Altaba nor Alibaba has taken any action under those non-U.S. regulations to facilitate a public distribution of Alibaba ADSs pursuant to the Offer outside the United States. Therefore, the ability of any non-U.S. person to tender Shares in the Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Offer without the need for Altaba or Alibaba to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering stockholders are deemed to make certain representations by executing the Letter of Transmittal, including, in the case of stockholders who are non-U.S. persons, as to the availability of an exemption under their home country laws that would allow them to participate in the Offer without the need for Altaba or Alibaba to take any action to facilitate a public offering in that country or otherwise. Altaba will rely on those representations and, unless the Offer is terminated, plans to, subject to the terms and conditions of the Offer, accept Shares tendered by persons who properly complete the Letter of Transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

Stockholders who are non-U.S. persons should consult their advisors in considering whether they may participate in the Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the Shares or Alibaba ADSs that may apply in their home countries. None of Altaba, the Dealer Manager, the Information Agent or the Exchange Agent can provide any assurance about whether such limitations exist. See Sections 14 and 17.

What effect will the Offer have on Altaba’s outstanding convertible notes and the related convertible note hedge and warrant transactions?

The completion of the Offer may require anti-dilution adjustments pursuant to the terms of Altaba’s outstanding 0.00% Convertible Senior Notes due 2018 (the “Convertible Notes”), which may result in an increase of their conversion rate. The size of the adjustment, if any, will depend on the number of Shares accepted in the Offer, the aggregate value of the Offer Consideration delivered pursuant to the Offer and the average of the last reported sale prices for the Shares for a ten consecutive trading day period starting on the first trading day subsequent to the Expiration Date.

In connection with the pricing of the Convertible Notes, we entered into note hedge transactions with option counterparties. The note hedge transactions are generally expected to reduce the potential dilution upon conversion of the Convertible Notes and/or offset any cash payments we are required to make in excess of the principal amount of converted Convertible Notes, as the case may be. We also entered into warrant transactions with the option counterparties. The warrant transactions could separately have a dilutive effect to the extent that the market price per Share exceeds the applicable strike price of the warrants. The Offer may result in adjustments to the note hedge and warrant transactions related to the Convertible Notes. See Section 2.

What is the Alibaba VWAP and when will I know the Alibaba VWAP for the Offer?

The “Alibaba VWAP” means the daily volume-weighted average price for an Alibaba ADS on the Determination Date, which is the second trading day prior to the Expiration Date. See Section 1. Altaba will announce the Alibaba VWAP and the Cash Portion of the Offer Consideration payable for Shares pursuant to the Offer by press release and on the Offer webpage described below no later than 4:30 p.m., New York City time, on the Determination Date (July 9, 2018 based on the current Expiration Date). Such press release will also be filed as an amendment to the Schedule TO-I that we have filed with the SEC relating to the Offer.

The daily volume-weighted average price for an Alibaba ADS will be as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BABA <Equity>AQR” (or any other recognized quotation source selected by Altaba in its sole discretion if such page is not available or is manifestly erroneous), and is in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session and will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, except it shall include the NYSE closing auction. Such daily volume-weighted average price shall not take into account any adjustments except for adjustments made to reported trades included by 4:10 p.m., New York City time, on the Determination Date. See Section 1.

How may I obtain information regarding the Alibaba VWAP and the value of the Offer?

Throughout the Offer, a dedicated webpage will be available at http://www.innisfreema.com/tender/aaba, which will provide, among other information, (i) the current closing prices of the Shares on Nasdaq and Alibaba ADSs on the NYSE, (ii) the current Alibaba VWAP (or, when available, the final Alibaba VWAP), (iii) the indicative value of the Cash Portion payable for a Share pursuant to the Offer based on the current Alibaba VWAP (or, when available, the final Alibaba VWAP), (iv) the indicative value of the ADS Portion payable for a Share pursuant to the Offer based on the current Alibaba ADS closing price, (v) the indicative value of the Offer Consideration payable for a Share, based on the current Alibaba VWAP (or, when available, the final Alibaba VWAP) and the current Alibaba ADS closing price (which is the sum of the amounts in clauses (iii) and (iv) above), (vi) the Fund’s Adjusted NAV and estimated current net asset value and (vii) the amount by which the indicative value of the Offer Consideration is less than the Adjusted NAV and estimated net asset value per share of the Fund, expressed as a percentage of the Adjusted NAV and estimated net asset value. For additional information about how we calculate net asset value, see Section 12. Stockholders may contact Innisfree M&A Incorporated, the Information Agent for the Offer, to obtain the same pricing information that is posted on such dedicated webpage at the address and telephone number set forth on the back cover page of this Offer to Purchase. You are urged to obtain current market quotations for the Shares and the Alibaba ADSs and current information regarding the Alibaba VWAP before deciding whether to tender your Shares pursuant to the Offer. See Section 1.

Will I have an opportunity to tender my Shares in the Offer, or withdraw previously tendered Shares, after the determination of the Alibaba VWAP?

Yes. Since the Alibaba VWAP will be calculated and announced by us on the Determination Date (July 9, 2018 based on the current Expiration Date), you will have two full trading days following the determination and announcement of the Alibaba VWAP to tender your Shares in the Offer or to withdraw your previously tendered Shares. If the Expiration Date is extended following the determination of the Alibaba VWAP, the Expiration Date will be extended by a sufficient amount of time so that holders will continue to have two full trading days to tender or withdraw Shares in the Offer prior to 11:59 p.m., New York City time, on the new Expiration Date. See Sections 3 and 4.

Why will the Cash Portion be based on the Alibaba VWAP?

The Offer has been structured so that the Offer Consideration will reflect the current strong correlation between the trading prices of the Shares and the trading prices of Alibaba ADSs. The Fund has observed, based on trading data, a strong correlation between the trading prices of the Shares and the Alibaba ADSs. The Fund believes the strong correlation between the trading values of the two securities is driven by the fact that the Alibaba Shares held by the Fund, which had a market value of approximately $80 billion as of June 6, 2018, represented approximately 85% of the Fund’s assets as of such date. This correlation, combined with the Fund’s belief that its investment in Alibaba is generally viewed by the market as its most significant and important asset, supports the conclusion that the value of the Shares is highly sensitive to movements in the trading price of Alibaba ADSs. Because the Fund lacks access to non-public information related to Alibaba’s management or operations, it does not have any effective means of predicting the trading price of Alibaba ADSs or any potential impact on the highly correlated trading prices of the Shares during the Offer period. For these reasons, the Fund believes that the Alibaba VWAP is an appropriate proxy for the Cash Portion of the Offer Consideration.

Will I receive any fractional Alibaba ADSs in the Offer?

No. Fractional Alibaba ADSs will not be exchanged in the Offer. Instead, you will receive cash in lieu of a fractional Alibaba ADS. The Exchange Agent will aggregate all fractional Alibaba ADSs that would otherwise have been required to be exchanged and cause them to be sold in the open market for the accounts of those stockholders. The distribution of fractional Alibaba ADS proceeds will take longer than the distribution of Alibaba ADSs. As a result, stockholders will not receive fractional Alibaba ADS proceeds at the same time they receive Alibaba ADSs. See Section 1.

Will all the Shares that I tender be accepted in the Offer?

Not necessarily. The maximum number of Shares that will be accepted if the Offer is completed will be 195,000,000. Depending on the number of Shares properly tendered in the Offer and not properly withdrawn, Altaba may have to limit the number of Shares that it accepts in the Offer through a proration process. Any proration of the number of Shares accepted in the Offer will be determined on the basis of the proration mechanics described in Section 1.

When and how will Altaba pay for the Shares?

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended and the terms and conditions of any extension or amendment), promptly following the Expiration Date, the Fund will accept for purchase, and will thereafter promptly purchase, all Shares properly tendered and not properly withdrawn prior to the Expiration Date.

The Fund will deliver the Offer Consideration for your properly tendered and not properly withdrawn Shares through the Exchange Agent, which will act as your agent for the purpose of receiving the Offer Consideration from the Fund and transmitting such Offer Consideration to you. In all cases, you will receive your Offer Consideration for your tendered Shares only after receipt by the Exchange Agent of certificates for such Shares, if any, or a confirmation of a book-entry transfer of such Shares, and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. The Exchange Agent will transfer, or direct the Fund’s custodian to transfer, the Alibaba ADSs and cash (as described herein) to your account or the account of your nominee through the book-entry transfer facilities of DTC as soon as practicable after the expiration of the Offer. If received by your nominee, the Alibaba ADSs and cash will be transferred by your nominee to your account.

A portion of the Alibaba ADSs held in the Fund’s investment portfolio will be used to pay the ADS Portion of the Offer Consideration. The Fund currently holds both Alibaba Ordinary Shares and ADSs, a portion of which are held indirectly through Altaba HK. To the extent the Fund does not hold a sufficient number of Alibaba ADSs directly to pay the aggregate ADS Portion of the Offer Consideration, prior to the expiration of the Offer, the Fund will transfer Alibaba ADSs held by Altaba HK up to Altaba in order to facilitate consummation of the Offer.

We will fund any cash to be paid to stockholders in the Offer from unrestricted cash on hand, the proceeds of the Alibaba Resale and/or the sale of other assets of the Fund, including, without limitation, our shares of common stock of Yahoo Japan. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that it will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out its deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer in our sole discretion at any time, subject to applicable law. We may, however, decide not to extend the Offer. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer, subject to applicable law. We will also extend the Offer for any period required by applicable law or applicable rule, regulation, interpretation or position of the SEC or its staff or of any of the rules and regulations, including listing standards, of Nasdaq. See Sections 7 and 15.

To the extent that any of the conditions to the Offer have not been satisfied or waived prior to the Expiration Date, the Fund may extend the Offer until such conditions have been satisfied or waived by the Fund in its sole discretion. We may, however, decide not to extend the Offer.

If the Offer is scheduled to expire at any time earlier than the fifth business day from the date that receipt of the Exemptive Order is first announced, the Fund intends to extend the Offer at least until 11:59 p.m., New York City time, on such fifth business day.

If the Offer is extended for any reason, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date.

What is the Alibaba Resale and how does the Offer relate to the Alibaba Resale?

During and immediately following the Offer period, Altaba intends to sell an amount of its Alibaba ADSs through open market transactions and/or through private dispositions not executed or recorded on a public exchange or quotation service. The Alibaba Resale is intended to raise cash to pay the taxes that are expected to be incurred upon the exchange of Alibaba ADSs pursuant to the Offer and upon the sale of Alibaba ADSs in the Alibaba Resale, and the proceeds may also be used to fund all or a portion of the aggregate Cash Portion. Upon completion of the Offer and the Alibaba Resale, the Fund expects to own approximately 11% of the outstanding Alibaba Shares (based on the number of Alibaba Shares outstanding as of September 30, 2017 shown in Alibaba’s most recent consolidated financial statements filed with the SEC as an exhibit to Alibaba’s Form 6-K).

The Fund having sold at least 10,000,000 Alibaba ADSs in the Alibaba Resale is one of the conditions to the Offer. For additional information regarding the Alibaba Resale, see Section 2.

Are there any conditions to the Fund’s obligation to complete the Offer?

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions described under Section 7, including, among other things, the conditions that (i) the Fund shall have sold at least 10,000,000 Alibaba ADSs in the Alibaba Resale and (ii) the SEC shall have granted the Exemptive Order. See Section 7.

Why is the Offer conditioned upon the SEC granting the Exemptive Order?

The Offer is conditioned on the SEC granting the Exemptive Order to the Fund under the 1940 Act to permit the participation in the Offer of any stockholder of the Fund who is an “affiliated person” of the Fund (i) solely by reason of owning, controlling or holding the power to vote 5% or more of the Shares or (ii) because it is a fund managed by one of the Fund’s external investment advisors. The Fund plans to file an application for the Exemptive Order shortly following commencement of the Offer. The Fund will rely upon the Exemptive Order for the Offer. See Section 13.

How do I tender my Shares?

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•	Holders Whose Shares are Held by Brokers or other Nominees: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you — beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer and, accordingly, beneficial owners wishing to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•	Registered Holders: if you hold certificates or book-entry shares as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Exchange Agent for the Offer, at one of the addresses shown on the Letter of Transmittal; or

•	DTC Participants: if you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

We are not providing for guaranteed delivery procedures. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during normal business hours on or prior to the Expiration Date. Tenders received by the Exchange Agent after the Expiration Date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered Shares only after timely receipt by the Exchange Agent of certificates for such Shares, if any, or of a confirmation of a book-entry transfer of such Shares, and a properly completed and duly executed Letter of Transmittal and any other required documents.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager are on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

What happens if the Offer is oversubscribed and Altaba is unable to fulfill all tenders of Shares for the Offer Consideration?

In that case, all Shares that are properly tendered and not properly withdrawn will generally be purchased pursuant to the Offer on a pro-rata basis in proportion to the number of Shares tendered. Also, upon the terms and subject to the conditions of the Offer, all of the Shares tendered and not properly withdrawn will be subject to the “odd lot” priority, proration and conditional tender provisions described herein. See Section 1.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered Shares any time prior to 11:59 p.m., New York City time, on the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on August 2, 2018. See Section 4.

How do I withdraw Shares previously tendered?

To properly withdraw tendered Shares, you must deliver, on a timely basis, a written or email notice of your withdrawal to the Exchange Agent, at one of its addresses appearing on the back cover page of this Offer to Purchase or at canoticeofguarantee@computershare.com, while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Exchange Agent or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares.

Has Altaba or its Board adopted a position on the Offer?

While our Board has authorized the Offer, it has not made and is not making, and none of the Fund, the Fund’s affiliates or subsidiaries, the Fund’s investment advisors, the Dealer Manager, the Information Agent or the Exchange Agent has made or is making, any recommendation to you as to whether you should tender or refrain from tendering your Shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. Before taking any action with respect to the Offer, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisors, legal advisors, financial advisors and/or brokers. See Section 2.

If I decide not to participate in the Offer, how will that affect the Shares that I own?

You will continue to own the same number of Shares in the Fund but your percentage ownership interest in the Fund will increase after completion of the Offer. Because the asset size of the Fund may decrease as a result of the Offer, per Share expenses of the Fund may increase. Stockholders may be able to sell non-tendered Shares in the future at a net price higher or lower, perhaps significantly, than the Offer Consideration pursuant to the Offer. We can give no assurance as to the price at which stockholders may be able to sell their Shares in the future. See Section 2.

Do Altaba’s directors or executive officers intend to tender their Shares in the Offer?

Our directors and executive officers who own Shares have informed us that they do not intend to tender Shares in the Offer. As a result, the completion of the Offer will increase their respective proportional holdings of our Shares. See Section 2.

After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Fund, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Offer Consideration to be paid to our stockholders in the Offer. See Section 11.

What is the accounting treatment of the Offer?

The accounting for the purchase of Shares and related expenses under U.S. generally accepted accounting principles pursuant to the Offer will result in a reduction of our stockholders’ equity and deferred tax liabilities and a corresponding reduction in Alibaba Share holdings and total cash and cash equivalents. See Section 2.

What are the U. S. federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 14), the receipt of the Offer Consideration from us in exchange for the Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of the Offer Consideration for your tendered Shares will generally be treated for U.S. federal income tax purposes as either (1) a sale or exchange eligible for capital gain or loss treatment if certain requirements described in Section 14 are satisfied or (2) a distribution in respect of stock by the Fund if those requirements are not satisfied. If you are a Non-U.S. Holder (as defined in Section 14), the Offer Consideration may be subject to 30% U.S. federal withholding tax unless you properly establish a reduced rate of, or an exemption from, such withholding tax. All stockholders should review the discussion in Sections 3 and 14 for a general summary of the U.S. federal income tax consequences of tendering Shares pursuant to the Offer and the differing rules for U.S. Holders and Non-U.S. Holders. All stockholders should consult their own tax advisors regarding the tax consequences of the Offer.

Will I have to pay a stock transfer tax if I tender my Shares?

We will pay all stock transfer taxes, if any, payable on the Shares purchased pursuant to the Offer, provided that if payment of the Offer Consideration is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes or stamp duties, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be the responsibility of the stockholder. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Innisfree M&A Incorporated, the Information Agent for the Offer, or J.P. Morgan Securities LLC, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Fund’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains “forward-looking statements,” including statements as to the amount, timing and manner of the Offer, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of those words or other comparable words. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Such forward-looking statements are subject to risks and uncertainties and assumptions relating to our portfolio investments, operations, financial results, financial condition, business prospects, liquidity and planned transactions. Factors which could have a material adverse effect on our operations, future prospects and value of our Shares include, but are not limited to:

•	the risk that Altaba may not be able to complete the Offer and purchase the Shares pursuant to the Offer or otherwise;

•	the risk that Altaba may not be able to achieve the benefits contemplated by the Offer;

•	the risk that Altaba may not be able to complete the Alibaba Resale;

•	the possibility that the value of Altaba’s investment assets decline, including the equity securities of Alibaba it holds in its investment portfolio, and certain other investments;

•	the less liquid nature of certain investments;

•	risks with respect to the sufficiency of our available sources of liquidity to meet operating requirements;

•	risks with respect to the future outcome of legal proceedings in which we are involved;

•	the possibility of incurring certain tax liabilities, including certain state and foreign taxes, and the availability of foreign tax credits with respect to Altaba’s federal income tax;

•	the possibility that a “blockage discount” may not be available for purposes of determining the Fund’s U.S. federal income tax liability on the distribution of Alibaba ADSs pursuant to the Offer;

•	risks with respect to our contractual arrangements and relationships with third parties, including creditors and counterparties to certain call spread agreements imposing obligations on us that hinder our ability to effectuate the Fund’s objectives;

•	the possibility that Altaba will pursue other transactions or other actions, including continuing to sell Yahoo Japan shares consistent with the Fund’s previously announced intent, additional exchange offer of Alibaba ADSs (with or without cash) for Shares, additional sales of Alibaba ADSs for cash, additional repurchases of Shares either through tender offers or open market purchases using the proceeds from sales of Alibaba ADSs and/or Yahoo Japan shares, converting to an open end fund to permit redemptions of Shares in-kind for Alibaba ADSs and adoption of a plan of liquidation and dissolution followed by one or more distributions of cash and/or other assets pursuant to such plan; and

•	Altaba’s intention to retain sufficient assets to be able to satisfy or provide for its contingent liabilities before making any additional distributions to stockholders.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Offer to Purchase. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. The foregoing should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors described under the caption “Principal Risks” in our Form N-CSR for the fiscal year end December 31, 2017 filed with the SEC and other documents we file with or furnish to the SEC. Any forward-looking statements made in this Offer to Purchase are qualified by these cautionary statements, and there can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Because we are an investment company, the forward-looking statements and projections contained in this Offer are excluded from the safe harbor protection provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

INTRODUCTION

To the stockholders of Altaba Inc.:

We are providing our stockholders with the opportunity to tender their Shares for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 195,000,000 of the Fund’s issued and outstanding Shares of common stock (approximately 24%), that are properly tendered in the Offer and not properly withdrawn. As of June 6, 2018, 800,508,196 Shares were outstanding. For each Share accepted in the Offer, you will receive the Offer Consideration, which will consist of: (i) the ADS Portion, which will be 0.35 Alibaba ADSs, which are held by the Fund in its investment portfolio, less any ADSs withheld to satisfy applicable withholding taxes and subject to adjustment for fractional ADSs, and (ii) the Cash Portion, which will be an amount in cash equal to the Alibaba VWAP multiplied by 0.05, less any cash withheld to satisfy applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. The Offer will expire on July 9, 2018, at 11:59 p.m., New York City time, unless the Offer is extended or withdrawn.

Alibaba ADSs are listed on the NYSE and trade under the symbol “BABA.” Each Alibaba ADS represents an Ordinary Share of Alibaba. The “Alibaba VWAP” (determined as described herein) means the daily volume-weighted average price for an Alibaba ADS on the Determination Date, which will be the second trading day prior to the Expiration Date. See Section 1. Altaba will announce the Alibaba VWAP and the Cash Portion of the Offer Consideration payable for Shares pursuant to the Offer by press release and on the Offer webpage no later than 4:30 p.m., New York City time, on the Determination Date (July 9, 2018 based on the current Expiration Date). Such press release will also be filed as an amendment to the Schedule TO-I that we have filed with the SEC relating to the Offer.

The Shares are listed on Nasdaq and trade under the symbol “AABA.” On June 6, 2018, the last full trading day prior to the announcement of the Offer, the Adjusted NAV per Share was $109.29 and the reported closing price of the Shares on Nasdaq was $80.28 per Share, representing a 26.5% discount in the Adjusted NAV per Share.

On June 6, 2018, the last full trading day prior to the announcement of the Offer, the reported closing price of the Alibaba ADSs on the NYSE was $208.30 per ADS and the Alibaba VWAP was $208.8445. Based on the closing price of the Alibaba ADSs and the Alibaba VWAP on such date, the value of the Offer Consideration on June 6, 2018, before any amounts withheld to satisfy applicable withholding taxes, would have been $83.35, representing a 23.7% discount to the Fund’s Adjusted NAV and a 3.8% premium to the closing price of the Shares on such date. See Section 12 for additional information relating to our net asset value.

All Shares purchased in the Offer will be purchased for the Offer Consideration. However, because of the “odd-lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if the number of Shares properly tendered in the Offer and not withdrawn prior to the Expiration Date exceeds 195,000,000. There can be no assurance that the Fund will be able to purchase all the Shares that you tender.

The Alibaba ADSs to be exchanged pursuant to the Offer are being offered and exchanged pursuant to the exemption from registration under the 1933 Act provided by Section 4(a)(1) of the 1933 Act. Before you decide whether to participate in the Offer, you should consider the relative benefits and costs of such participation, including, without limitation, the transaction costs described in this Offer to Purchase, potential risks inherent in holding and disposing of Alibaba ADSs and the costs of disposing of the Alibaba ADSs, versus selling Shares on Nasdaq at the prevailing market price. You are urged to review the information regarding Alibaba set forth in its public filings, which are available at the SEC’s website at

https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=1577552. Because the Fund lacks access to non-public information related to Alibaba’s management or operations, we are not aware of whether Alibaba has disclosed all events relating to Alibaba occurring before the date of this Offer to Purchase, including events that would affect the accuracy or completeness of Alibaba’s public filings or the market price of Alibaba ADSs.

As a result of the Offer, participating stockholders will own Alibaba ADSs directly, rather than indirectly through the Fund. There may be additional future costs participating stockholders incur in retaining these Alibaba ADSs. Stockholders are encouraged to consult with their financial and tax advisors regarding these issues. You should undertake such independent investigation of Alibaba as in your judgment is appropriate to make any informed investment decision with respect to any investment goals. The information regarding Alibaba on the SEC’s website is not incorporated by reference in this Offer to Purchase or otherwise made part of the Offer. See Section 10.

The Offer is not conditioned upon the tender of any minimum number of Shares. However, the Offer is subject to a number of other terms and conditions, including the conditions that: (i) the Fund shall have sold at least 10,000,000 Alibaba ADSs in the Alibaba Resale and (ii) the SEC shall have granted the Exemptive Order. See Section 7.

WHILE THE BOARD HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE FUND, THE FUND’S AFFILIATES OR SUBSIDIARIES, THE FUND’S INVESTMENT ADVISORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE EXCHANGE AGENT HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS, LEGAL ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Our directors and executive offers have informed us that they do not intend to tender Shares in the Offer.

NONE OF THE SEC, ANY STATE OR FOREIGN SECURITIES COMMISSION OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, STOCKHOLDERS ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

If you desire to participate in the Offer, you should either (1) complete and sign the Letter of Transmittal and mail or deliver it to the Exchange Agent together with the Shares (in proper certificated or uncertificated form), and any other documents required by the Letter of Transmittal; or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that firm to instruct that firm to participate in the Offer on your behalf if you desire to participate in the Offer. Stockholders whose Shares are not registered in the name of a broker, dealer, commercial bank, trust company or other nominee may wish to consult with such an entity to facilitate their participation in the Offer and fulfill the requirements for participation. Stockholders may be charged a fee by a broker, dealer or other institution for processing the documentation required to participate in the Offer and may incur other expenses as described in this Offer.

All stockholders are advised that certain brokers, dealers or other parties may require instructions and information that are in addition to what is currently required by the Fund pursuant to this Offer, in order for such firms to facilitate the stockholder’s participation in the Offer. Accordingly, stockholders who wish to participate in the Offer are advised to consult with their broker, dealer, commercial bank, trust company or other nominee well in advance of the Expiration Date to ensure compliance with any additional informational requirements imposed by such firms.

We may, subject to applicable law, extend the period of time during which the Offer remains open. We will also extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or any of the rules and regulations, including listing standards, of Nasdaq. In the event of an extension, all of the Shares properly tendered and not properly withdrawn will remain subject to the Offer. Under such extension, each holder will continue to have the right to withdraw Shares previously tendered. See Sections 1 and 15.

If the Offer is scheduled to expire at any time earlier than the fifth business day from the date that receipt of the Exemptive Order is first announced, the Fund intends to extend the Offer at least until 11:59 p.m., New York City time, on such fifth business day.

Subject to the terms and conditions of the Offer, only Shares properly tendered, or deemed to be tendered, and not properly withdrawn will be eligible for exchange in the Offer. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders promptly following the Expiration Date. See Section 3.

Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Exchange Agent will not be obligated to pay brokerage commissions, or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of their Shares by us pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other such nominee to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Exchange Agent. See Section 3. Also, see the discussion in Sections 3 and 14 for a general summary of the U.S. federal income tax consequences of the Offer.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER

1.	Number of Shares; Offer Consideration; Proration.

Number of Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms of any such extension or amendment), the Fund will accept for purchase, and will pay for, an aggregate amount of up to 195,000,000 (approximately 24%) of its issued and outstanding Shares that are properly tendered and not properly withdrawn prior to the Expiration Date. The term “Expiration Date” means 11:59 p.m., New York City time, on July 11, 2018, unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case the “Expiration Date” shall mean the time and date on which the Offer, as so extended by the Fund, shall expire.

All Shares purchased in the Offer will be purchased for the Offer Consideration. However, because of the “odd-lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the

Shares tendered may not be purchased if the number of Shares properly tendered in the Offer and not withdrawn prior to the Expiration Date exceeds 195,000,000. There can be no assurance that the Fund will be able to purchase all the Shares that you tender even if you tender all the Shares that you own.

In accordance with the rules of the SEC, the Fund may, without amending or extending the Offer, increase the amount of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares. Notwithstanding that the Fund may so increase the amount of Shares accepted for payment in the Offer by no more than 2% without amending or extending the Offer, the Fund does not intend to increase the amount of Shares purchased in the Offer.

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including, among other conditions, (i) that the Fund shall have sold at least 10,000,000 Alibaba ADSs in the Alibaba Resale and (ii) that the SEC shall have granted the Fund the Exemptive Order. See Section 7.

Offer Consideration.

(a)	General

The Offer Consideration for each Share will consist of: (i) the ADS Portion, which will be 0.35 Alibaba ADSs, which are held by the Fund in its investment portfolio, less any Alibaba ADSs withheld to satisfy applicable withholding taxes and subject to adjustment for fractional ADSs, and (ii) the Cash Portion, which will be an amount in cash equal to the Alibaba VWAP multiplied by 0.05, less any cash withheld to satisfy applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. The Fund will not pay interest on the Offer Consideration under any circumstances.

On June 6, 2018, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on Nasdaq was $80.28 per Share, the reported closing price of the Alibaba ADSs on the NYSE was $208.30 per Alibaba ADS and the Alibaba VWAP was $208.8445. Based on the closing price of the Alibaba ADSs and the Alibaba VWAP on such date, the value of the Offer Consideration on June 6, 2018, before any amounts withheld to satisfy applicable withholding taxes, would have been $83.35, representing a 23.7% discount to the Fund’s Adjusted NAV and a 3.8% premium to the closing price of the Shares on such date. See Section 12 for additional information relating to our net asset value.

(b)	Alibaba VWAP

The “Alibaba VWAP” means the daily volume-weighted average price for an Alibaba ADS on the Determination Date, which is the second trading day prior to the Expiration Date. Altaba will announce the Alibaba VWAP and the amount of the Cash Portion of the Offer Consideration payable for Shares pursuant to the Offer by press release and on the Offer webpage no later than 4:30 p.m., New York City time, on the Determination Date (July 9, 2018 based on the current Expiration Date). Such press release will also be filed as an amendment to the Schedule TO-I that we have filed with the SEC relating to the Offer.

The daily volume-weighted average price for an Alibaba ADS will be as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BABA <Equity>AQR” (or any other recognized quotation source selected by Altaba in its sole discretion if such page is not available or is manifestly erroneous), and is in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session and will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, except it shall include the NYSE closing auction. Such daily volume-weighted average price shall not take into account any adjustments except for adjustments made to reported trades included by 4:10 p.m., New York City time on the Determination Date. The following table sets forth the Cash Portion of the Offer Consideration, assuming a range of illustrative Alibaba VWAPs indicated showing the effects of a 15%

increase or decrease in the indicative Alibaba VWAP. The actual Alibaba VWAP may be higher or lower than the illustrative Alibaba VWAPs below. The actual Cash Portion of the Offer Consideration that you would receive per Share accepted in the Offer may be higher or lower than the indicative Cash Portions below.

Indicative Alibaba VWAP	Alibaba VWAP	Indicative Cash Portion(1)
As of June 6, 2018	$208.8445	$10.44
Down 15%	$177.5178	$8.88
Up 15%	$240.1712	$12.01

(1)	The indicative Cash Portion of the Offer Consideration has been calculated by multiplying the applicable illustrative Alibaba VWAP by the constant multiplier 0.05.

(c)	Fractional Alibaba ADSs

Fractional Alibaba ADSs will not be exchanged in the Offer. Instead, you will receive cash in lieu of a fractional Alibaba ADS. The Exchange Agent will aggregate all fractional Alibaba ADSs that would otherwise have been required to be exchanged and cause them to be sold in the open market for the accounts of those stockholders. Any proceeds that the Exchange Agent realizes from that sale will be distributed, less any brokerage commissions or other fees, to each stockholder entitled thereto in accordance with the stockholder’s fractional interest in the aggregate number of Alibaba ADSs sold. The distribution of fractional Alibaba ADS proceeds will take longer than the distribution of Alibaba ADSs. As a result, stockholders will not receive fractional Alibaba ADS proceeds at the same time they receive Alibaba ADSs.

None of Altaba, the Exchange Agent, the Information Agent or the Dealer Manager or any other person will guarantee any minimum proceeds from the sale of fractional Alibaba ADSs. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment.

Proration.

(a)	General

The Fund is offering to purchase up to 195,000,000 Shares. If stockholders properly tender and do not properly withdraw more than 195,000,000 Shares in the aggregate, the Fund will purchase duly tendered Shares on a pro rata basis. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders). The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decisions whether or not to tender Shares and whether or not to condition any tender upon our purchase of a stated number of Shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Exchange Agent the opportunity to designate the order of priority in which Shares tendered are to be accepted for exchange in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

(b)	Priority of Purchase

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date exceeds 195,000,000, the Fund will proceed as follows:

•	First, we will accept for exchange all Shares tendered by any Odd Lot Holder who:

•	properly tenders and does not properly withdraw all Shares owned by such Odd Lot Holder (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee for such completion or Agent’s Message); and

•	Second, subject to the conditional tender provisions described in Section 6, we will accept Shares from all other stockholders who properly tender Shares and do not properly withdraw them prior to the Expiration Date, on a pro-rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased an aggregate number of Shares equal to 195,000,000; and

•	Third, only if necessary to permit us to purchase an aggregate number of Shares equal to 195,000,000, we will accept Shares from holders who properly tender Shares and do not properly withdraw them prior to the Expiration Date conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.

As noted above, we do not intend to increase the number of Shares accepted for payment in the Offer.

(c)	Odd Lots

The term “Odd Lots” means all Shares properly tendered prior to the Expiration Date and not properly withdrawn by any Odd Lot Holder, which shall be a person who owned a total of fewer than 100 Shares and so certified (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee to so certify) in the appropriate place on the Letter of Transmittal. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots tendered will be accepted for exchange in full before any proration of the exchange of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Exchange Agent would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal (or, in the case of a beneficial owner, arrange for such completion with the owner’s broker, dealer, commercial bank, trust company or other nominee).

2.	Purpose of the Offer; Plans for the Fund; Certain Effects of the Offer and Consequences of Participation.

Purpose of the Offer

Consistent with the Fund’s investment objective, the purpose of the Offer is to seek to increase the price at which its Shares trade relative to the then-current value of its principal underlying assets (its Alibaba Shares and its Yahoo Japan shares). The Fund has sought and continues to seek to reduce the discount at which its Shares trade relative to its net asset value while simplifying its net asset base and returning capital to its stockholders in ways that are accretive and increase stockholder value. The Fund believes that the Offer represents a significant step in the Fund’s efforts to achieve its investment objective. Importantly, the Offer is the first transaction by the Fund involving the sale, exchange or distribution of its Alibaba Shares.

The Fund believes that the Offer is an efficient and expedient means for the Fund to pursue its investment objective and policies, while preserving the Fund’s flexibility to pursue all other transactions that the Fund’s Board is considering, which are described below under “Plans for the Fund”.

In approving the Offer at this time, the Fund’s Board considered, among other things, the following factors (not necessarily in order of relative importance):

•	based on the pricing of the Offer, the Fund expects that the Offer will be accretive to remaining stockholders, although there is no assurance that it will, or will continue to, have such effect;

•	the Offer can be executed in a shorter timeframe than certain other alternatives, thereby enabling the Fund to return significant capital to its stockholders relatively quickly;

•	by executing the Offer at this time, the Fund can commence certain processes with certain taxing authorities with the goal of achieving clarity regarding certain contingent liabilities;

•	the Offer provides stockholders with the option to either sell some (or potentially all) of their Shares at a premium (based on the market prices of the Shares and the Alibaba ADSs (including the Alibaba VWAP) on the last trading day prior to commencement of the Offer) in the Offer or retain all of their Shares and be able to participate in any potential future increases or decreases in stockholder value and/or sell their Shares for cash in market transactions on Nasdaq;

•	the Alibaba ADSs comprising the ADS Portion of the Offer Consideration are freely tradeable and highly liquid securities; and

•	due to the large number of Alibaba ADSs to be exchanged pursuant to the Offer, the Offer could support the position that the exchanged Alibaba ADSs should be valued utilizing a blockage discount that takes into account the size and illiquidity of the block for tax purposes, which could reduce the Fund’s corporate-level tax liability and thus benefit the Fund and its remaining stockholders.

The Fund’s Board also considered the fact that, following completion of the Offer, the Fund would continue to own substantial assets, including more than two-thirds of the Alibaba Shares it currently owns, and will continue to be a publicly-traded closed-end investment company, listed on Nasdaq. Accordingly, the Offer will preserve the Fund’s flexibility to take follow-on actions and pursue additional transactions to reduce the discount to net asset value at which the Shares trade and to return value to stockholders, including the alternatives described below under “Plans for the Fund”.

The Fund’s Board also took into account the following risks and potentially negative considerations (not necessarily in order of relative importance):

•	the Alibaba Resale may, for a period of time, depress the value of the Alibaba ADSs that comprise the Fund’s principal assets and the ADS Portion of the Offer Consideration;

•	the Offer and the Alibaba Resale will be subject to corporate-level U.S. federal, state and local tax, and may potentially be subject to PRC taxation;

•	the Offer potentially reduces any blockage discount that may apply in the event the Fund executes a substantial distribution of Alibaba ADSs in the future;

•	the Alibaba Resale may limit the Fund’s ability to sell shares under certain circumstances pursuant to the terms of the Registration Rights Agreement; and

•	prior to and for a period of ten business days after consummation of the Offer, the Fund will be prohibited from engaging in certain transactions including open market purchases of the Fund’s shares.

The foregoing discussion of factors considered by the Fund’s Board is not intended to be exhaustive, but summarizes the material factors considered by the Board. In light of the variety of factors considered in connection with their evaluation of the Offer, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determinations.

Plans for the Fund.

(a)	Future Transactions and Other Actions

Following completion of the Offer, our Board will continue to seek to reduce the Fund’s discount to net asset value and return capital to its stockholders on an efficient basis. Among the transactions and other actions our Board continues to evaluate are:

•	continuing to sell Yahoo Japan shares consistent with the Fund’s previously announced intent;

•	additional exchange offers of Alibaba ADSs (with or without cash) for Shares;

•	additional sales of Alibaba ADSs for cash;

•	additional repurchases of Shares either through a tender offer or open market purchases using the proceeds from sales of Alibaba ADSs and/or Yahoo Japan shares;

•	converting to an open-end investment company to permit redemptions of Shares in-kind for Alibaba ADSs; and

•	adoption of a plan of liquidation and dissolution in accordance with Delaware law followed by one or more distributions of cash and/or other assets pursuant to such plan.

Each of these alternatives remains subject to approval by our Board and, in certain cases (e.g., a plan of liquidation and dissolution), the Fund’s stockholders and/or additional exemptive relief from the SEC. Although our Board intends to continue to proceed expeditiously, there can be no assurance as to which of such actions or transactions the Fund may pursue, the timing of execution of any such action or transaction, or the terms thereof. Each alternative involves contractual, legal, regulatory and practical considerations which the Board will take into account in determining one or more courses of action. In determining whether to pursue any alternative, our Board will take into account, among other things: the then-prevailing discount to net asset value at which the Shares are trading; the Fund’s ability to execute the transaction more quickly and return capital to stockholders sooner; any anticipated accretion or other benefits that may accrue to stockholders; the impact on the value of the Fund’s remaining assets; the need for regulatory approval or any third party consents; and potential U.S. federal, state, local and foreign tax liabilities and the Fund’s ability to fund or contest such potential tax liabilities.

In addition, in considering any distributions of the Fund’s assets pursuant to any of such alternatives, our Board will carefully consider all known and reasonably likely liabilities and claims, including the potential tax liabilities discussed under “Potential Tax Consequences to the Fund”, to ensure that following any distribution of cash or other assets to stockholders, whether pursuant to open market stock repurchases, tender or exchange offers or dividends, the Fund retains sufficient assets to satisfy its obligations as required by applicable law.

Although the Fund is actively taking steps to reduce, and to address any uncertainties regarding, its material contingent liabilities, there can be no assurances as to the timing or outcome of such actions. Accordingly, the Fund may be required to retain a significant amount of assets for substantial periods of time until such contingent liabilities are resolved or provided for.

By retaining more than 10% of the outstanding Alibaba Shares (based on the number of Alibaba Shares outstanding as of September 30, 2017 shown in Alibaba’s most recent consolidated financial statements filed with the SEC as an exhibit to Alibaba’s Form 6-K), certain tax advantages remain available should Alibaba desire to pursue a business combination with the Fund and a transaction were consummated. There can be no assurance that Alibaba will make a proposal to the Fund with respect to, or engage in negotiations regarding, any such transaction.

The Fund’s Board has not made any decision with respect to any of the foregoing additional actions or transactions. There can be no assurance that any of such actions or transactions will be approved by the Fund’s Board (or, if applicable, the Fund’s stockholders) or as to the timing or terms of any such action or transaction. Moreover, the Offer is not a prerequisite to pursuing any other potential transaction. Accordingly, the Fund may choose to take any of such actions or engage in any of such transactions whether or not the Offer is completed.

(b)	Alibaba Resale

During and immediately following the Offer period, Altaba intends to sell an amount of its Alibaba ADSs through open market transactions and/or through private dispositions not executed or recorded on a public exchange or quotation service. The Alibaba Resale is intended to raise cash to pay the taxes that are expected to be incurred upon the exchange of Alibaba ADSs pursuant to the Offer and the sale of Alibaba ADSs in the Alibaba Resale, and the proceeds may also be used to fund all or a portion of the aggregate Cash Portion. Upon completion of the Offer and the Alibaba Resale, the Fund expects to own approximately 11% of the outstanding Alibaba Shares (based on the number of Alibaba Shares outstanding as of September 30, 2017 shown in Alibaba’s most recent consolidated financial statements filed with the SEC as an exhibit to Alibaba’s Form 6-K). However, the Fund is unable to predict in advance how many Alibaba ADSs will be sold in the Alibaba Resale.

The Fund having sold at least 10,000,000 Alibaba ADSs in the Alibaba Resale is one of the conditions to the Offer.

The Fund’s ability to sell its Alibaba ADSs is subject to certain restrictions under an Amended and Restated Registration Rights Agreement, dated as of September 18, 2012, as amended on January 24, 2018, by and among Alibaba, the Fund, SoftBank Group Corp. and the other shareholders of Alibaba listed therein (the “Registration Rights Agreement”). Under the Registration Rights Agreement, among other things, the Fund generally can sell or otherwise dispose of its “Registrable Securities” (as such term is defined in the Registration Rights Agreement) without limitation or restriction provided the sale or disposition is effected through one or more private sales not executed or recorded on a public exchange or quotation service (“Off-Exchange Sales”).

Under the Registration Rights Agreement, the Fund can sell an unlimited amount of Registrable Securities in one or more transactions executed or recorded on a public exchange or quotation service within any 90-day period. However, if the Fund sells or otherwise disposes of Registrable Securities in one or more transactions executed or recorded on a public exchange or quotation service resulting in aggregate proceeds greater than $1 billion over any 90-day period (a “Large Resale”), then it can sell only up to $1 billion of Registrable Securities (excluding Off-Exchange Sales) in each of the next two 90-day periods. The Fund also is restricted in its ability to sell Alibaba Shares (as such term is defined in the Registration Rights Agreement) in public block trades (other than Off-Exchange Sales) in excess of certain threshold amounts or, unless it obtains permission from Alibaba, at a price less than 92% of the most recent prior closing price per Alibaba Share on the NYSE. If the Fund executes a Large Resale or a public block trade or requests Alibaba’s assistance in marketing the sale of Registrable Securities owned by the Fund in accordance with the terms of the Registration Rights Agreement, then the Fund cannot execute another Large Resale or public block trade or request Alibaba’s assistance in marketing another sale of Alibaba shares during the 180-day period following such transaction, subject to a limited exception for sales pursuant to Rule 10b5-1 plans.

Additionally, if Alibaba initiates an underwritten offering and if Alibaba or the underwriters participating in such offering request that the Fund enter into a lock-up agreement to not dispose of any Registrable Securities for a period of up to 180 days, then the Registration Rights Agreement requires the Fund to enter into such a lock up agreement to the extent that Alibaba and certain members of Alibaba management are similarly bound.

The Fund believes the exchange of Alibaba ADSs pursuant to the Offer and sale of Alibaba ADSs in the Alibaba Resale will comply with the terms of the Registration Rights Agreement.

The Alibaba ADSs to be exchanged pursuant to the Offer are being offered and exchanged pursuant to the exemption from registration under the 1933 Act provided by Section 4(a)(1) of the 1933 Act. This Offer to Purchase is not a prospectus or other offering document with respect to the Alibaba Resale. The Alibaba ADSs comprising the ADS portion of the offer consideration received by stockholders pursuant to the Offer will be freely transferable (except for any Alibaba ADSs received by stockholders who may be deemed “affiliates” of Alibaba under the 1933 Act).

(c)	Other Matters

Except as otherwise incorporated by reference or described herein, including, without limitation, described under “Plans for the Fund” above, Altaba currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Altaba or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of Altaba or any of its subsidiaries;

•	any material change to the dividend policy or in the indebtedness or capitalization of Altaba;

•	any change in the present Board or management of Altaba, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•	any other material change in Altaba’s corporate structure or business;

•	any class of equity securities of Altaba becoming eligible for termination of registration under Section 12(g)(4) of the 1934 Act or ceasing to be authorized for listing on Nasdaq;

•	the acquisition by any person of additional securities of Altaba, or the disposition by any person of securities of Altaba, other than purchases pursuant to outstanding options to purchase Shares and issuances of Shares pursuant to outstanding warrants; or

•	any changes in Altaba’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of Altaba.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, subject to the Fund’s investment objective, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

Certain Effects of the Offer and Consequences of Participation.

The Offer may have certain consequences for participating and non-participating stockholders. Please see below.

(a)	Effects on Participating Stockholders

As a result of the Offer, participating stockholders will own Alibaba ADSs directly, rather than indirectly through the Fund. There may be additional future costs participating stockholders incur in retaining these Alibaba ADSs. Stockholders are encouraged to consult with their financial and tax advisors regarding these issues.

Before you decide whether to participate in the Offer, you should consider the relative benefits and costs of such participation, including, without limitation, the transaction costs described in this Offer to Purchase, potential risks inherent in holding the Alibaba ADSs and the costs of disposing of the Alibaba ADSs, versus selling your Shares for cash on Nasdaq at the prevailing market price.

Participating stockholders will be responsible for disposing of, or causing their nominee to dispose of, Alibaba ADSs received in the Offer and will incur the costs (including brokerage fees and taxes) associated with such dispositions. If a participating stockholder disposes of Alibaba ADSs, the price received for such Alibaba ADSs may be higher or lower, perhaps significantly, than the market value of such Alibaba ADSs on the date that such Alibaba ADSs were exchanged to stockholders pursuant to the Offer. The value of the Alibaba ADSs may decrease or increase between the Expiration Date and the date on which the Alibaba ADSs are actually transferred to participating stockholders’ accounts. Participating stockholders will bear these market risks.

Without consideration of any potential tax consequences to participating stockholders, the actual per-Share expense incurred by stockholders participating in the Offer will depend on many factors, including but not limited to the number of Shares tendered for purchase by such participating stockholder and any fees and expenses paid to a nominee for submitting the documentation necessary for participation in the Offer. The impact of such per-Share expenses on a participating stockholder will depend in part on how many Shares the Fund purchases from such participating stockholder; per-Share expenses borne by a participating stockholder might increase to the extent that the Fund purchases fewer Shares from such participating stockholder. Stockholders wishing to tender Shares should consider whether participating in the Offer, in light of these transaction costs, is cost-effective versus selling Shares for cash on Nasdaq at the prevailing market price (which will likely differ from the Offer Consideration).

Generally, if you are a U.S. Holder, the receipt of the Offer Consideration from us in exchange for the Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. If you are a Non-U.S. Holder, the Offer Consideration may be subject to 30% U.S. federal withholding tax unless you properly establish a reduced rate of, or an exemption from, such withholding tax. All stockholders should review the discussion in Sections 3 and 14 for a general summary of the U.S. federal income tax consequences of tendering Shares pursuant to the Offer and the differing rules for U.S. Holders and Non-U.S. Holders. In addition, stockholders should review the discussion below under “Potential Tax Consequences to the Fund — PRC Tax Matters” and “Potential PRC Tax Consequences to Certain Non-PRC Resident Stockholders” for a general summary of certain potential PRC tax consequences of tendering Shares pursuant to the Offer.

All stockholders should consult their own tax advisors regarding the tax consequences of the Offer.

(b)	Effects on Non-Participating Stockholders

Stockholders who do not tender their Shares in the Offer and stockholders who otherwise retain an equity interest in the Fund as a result of a partial tender of Shares or proration will continue to be stockholders of the Fund. As a result, if we complete the Offer, stockholders who do not tender their Shares in the Offer will, and stockholders who otherwise retain an equity interest in the Fund as a result of a partial tender of Shares or proration may, realize an increase in their relative equity interest in the Fund and also will continue to bear the attendant risks associated with owning our equity securities. As a result of the Offer, the net assets of the Fund will be reduced, which will result in a higher expense ratio for the Fund. Stockholders may be able to sell non-tendered Shares in the future at a net price higher or lower, perhaps significantly, than the Offer Consideration pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell Shares in the future.

Our directors and executive officers who currently own Shares have informed us that they do not intend to tender Shares in the Offer. As a result, the completion of the Offer will increase their respective proportional holdings of our Shares. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Fund, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Offer Consideration to be paid to our stockholders in the Offer.

In addition, there is a risk that the Fund’s remaining investment in Alibaba may experience a decrease in value following the Offer depending on the level of participation in the Offer and whether participating stockholders choose to dispose of the Alibaba ADSs received as Offer Consideration shortly after the Offer. The value of the Fund’s investment in Alibaba may also be affected by changes in the market prices of Alibaba ADSs resulting from the Alibaba Resale. In addition, following the disposition of a portion of the Fund’s Alibaba Shares in the Offer and the Alibaba Resale, the Fund’s Yahoo Japan shares may constitute a higher percentage of the Fund’s total assets.

(c)	Effects on Fund Capitalization

The purchase by us of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and could reduce the number of our stockholders and may decrease the liquidity of the market for Shares. As a result, trading our Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

All Shares purchased by the Fund pursuant to the Offer will be either cancelled or held as treasury stock.

The accounting for the purchase of Shares and related expenses under U.S. generally accepted accounting principles pursuant to the Offer will result in a reduction of our stockholders’ equity and deferred tax liabilities.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, our common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

We expect that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of Nasdaq, we do not expect that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from Nasdaq. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Shares is not likely, in our reasonable judgment, to cause the Shares to be delisted from Nasdaq. See Section 7.

The Shares are registered under the 1934 Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We expect that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the 1934 Act.

(d)	Consequences for the Convertible Notes and the Related Convertible Note Hedge and Warrant Transactions

The completion of the Offer may require anti-dilution adjustments pursuant to the terms of the Convertible Notes, which may result in an increase of their conversion rate. The size of the adjustment, if any, will depend on the number of Shares accepted in the Offer, the aggregate value of the Offer Consideration delivered pursuant to the Offer and the average of the last reported sale prices for the Shares for a ten consecutive trading day period starting on the first trading day subsequent to the Expiration Date.

In connection with the pricing of the Convertible Notes, we entered into note hedge transactions with option counterparties. The note hedge transactions are generally expected to reduce the potential dilution upon conversion of the Convertible Notes and/or offset any cash payments we are required to make in excess of the principal amount of converted Convertible Notes, as the case may be. We also entered into warrant transactions with the option counterparties. The warrant transactions could separately have a dilutive effect to the extent that the market price per Share exceeds the applicable strike price of the warrants. The Offer may result in adjustments to the note hedge and warrant transactions related to the Convertible Notes.

(e)	Potential Tax Consequences to the Fund

•	U.S. Federal, State, and Local Income Tax Consequences

The disposition of Alibaba ADSs pursuant to the Offer and the Alibaba Resale will be taxable to the Fund for U.S. federal income tax purposes. With respect to the Offer, the Fund will generally recognize taxable gain equal to the excess of (i) the fair market value of the Alibaba ADSs distributed pursuant to the Offer on the date of the exchange over (ii) the Fund’s adjusted tax basis in such Alibaba ADSs.

For purposes of measuring Altaba’s taxable gain, the valuation of the Alibaba ADSs to be distributed pursuant to the Offer is uncertain. In general, the trading price of publicly traded stock is normally presumed to be its fair market value for tax purposes. However, courts and the Internal Revenue Service (“IRS”) have recognized that it may be appropriate to apply a “blockage discount” in valuing a large block of stock that cannot be sold in a reasonable time without depressing the market. Due to the large number of Alibaba ADSs to be distributed pursuant to the Offer, the Offer could support a position that the distributed Alibaba ADSs should be valued after the application of a blockage discount that takes into account the size and illiquidity of the block. If such a position were sustained, it would benefit the Fund and its remaining stockholders by reducing the Fund’s corporate-level tax liability compared to a transaction in which the Fund sold the distributed Alibaba ADSs at their current market price and distributed the cash proceeds to stockholders.

The Fund also expects to incur certain state and local income tax liabilities on the dispositions of Alibaba ADSs pursuant to the Offer and the Alibaba Resale. Depending on a number of factors, the amount of such taxes could be greater or less than the corresponding amount recorded by the Fund for financial accounting purposes and reflected in the deferred tax liability on unrealized appreciation shown on the Fund’s Investor Relations website.

•	PRC Tax Matters

On February 3, 2015, the PRC State Administration of Taxation (“SAT”) issued the Bulletin Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Property by Non-Resident Enterprises, SAT Bulletin [2015] No. 7 (“Bulletin 7”). Bulletin 7 governs indirect transfers of PRC taxable property, which includes equity interests in PRC resident enterprises, real estate located in the PRC, and the assets of a “place or establishment” in the PRC of a foreign company. An indirect transfer occurs when a foreign company that is not resident in the PRC transfers shares in another foreign company that is not resident in the PRC, and the company whose shares are transferred directly or indirectly holds PRC taxable property.

Under Bulletin 7, an “indirect transfer” of PRC taxable property, including equity interests, by a foreign company that is not resident in the PRC may be recharacterized and treated as a direct transfer of PRC taxable property and subject to PRC tax, if such arrangement does not have a reasonable commercial purpose. An arrangement is deemed to lack a reasonable commercial purpose if the primary purpose of the arrangement is to avoid PRC tax. Bulletin 7 provides three safe harbors under which an indirect transfer will not be taxed. Bulletin 7 also includes a list of criteria (the so-called “blacklist”) and provides that, if all of the criteria are met, an indirect transfer will be deemed to lack reasonable commercial purpose without further analysis. If a transaction does not fall within a safe harbor or meet all of the blacklist criteria, then the question of whether an indirect transfer lacks reasonable commercial purpose is evaluated based on a totality of facts and circumstances test.

Because Alibaba holds PRC taxable property, any sale, distribution, or other transfer of Alibaba Ordinary Shares or Alibaba ADSs by the Fund and/or Altaba HK (any such transfer, an “Alibaba Share Transfer”) would be an indirect transfer under Bulletin 7. Consequently, the Fund faces uncertainties with respect to the possible PRC taxation of Alibaba Share Transfers under Bulletin 7, including transfers effected in connection with the Offer and the Alibaba Resale, as well as any subsequent sale, dividend or other distribution (including any liquidating distribution) of Alibaba ADSs. If an Alibaba Share Transfer were subject to a PRC tax under Bulletin 7, the tax would be 10% of the gain that the PRC tax authorities deemed the Fund and/or Altaba HK to have derived from such transfer. While the rules for determining gain for purposes of Bulletin 7 are complex, the Fund believes that the basis that would be applied will be fairly low, resulting in a substantial gain to which the Bulletin 7 tax would apply.

If the PRC tax is deemed applicable and is not timely paid, interest will accrue until the tax is paid or settled by the transferor. Further, a transferee who has paid consideration for the transferred shares is a withholding agent and can be subject to a penalty for failure to withhold the PRC tax payable by the transferor in an amount up to three times the amount of the tax.

The transferee and transferor can each voluntarily report an indirect transfer of PRC taxable property to the PRC tax authorities. Voluntary reporting may entitle the transferor to a lower rate of interest on the PRC tax payable and gives the transferee a possible exemption or reduction of the penalty for failure to withhold. The statute of limitations applicable to Bulletin 7 cases is ten years.

One of the safe harbors under Bulletin 7 is for transfers that would qualify for tax exemption under a tax treaty between the PRC and the transferor’s country of residence if the transfer of PRC taxable property had been direct rather than indirect. Based on the advice of counsel, we believe that Alibaba Share Transfers are more likely than not to qualify for the treaty safe harbor based on the existing bi-lateral tax treaties between the United States and the PRC and between Hong Kong and the PRC. There can be no assurance, however, that the PRC, which has ultimate taxing authority under Bulletin 7, will agree with the applicability of the treaty safe harbor to Alibaba Share Transfers.

If the treaty safe harbor did not apply, based on advice of counsel, we believe that Alibaba Share Transfers should not fall within the “blacklist” and are more likely than not to be deemed to have a reasonable commercial purpose under the totality of facts and circumstances test referred to above because the avoidance of PRC tax is not the main purpose. There can be no assurance that the PRC tax authorities will agree with these positions.

As Bulletin 7 is relatively new, however, there are no formal interpretations and little practical experience as to how the PRC tax authorities will interpret and apply Bulletin 7 to Alibaba Share Transfers, and its interpretation by the courts in the PRC remains largely untested. The PRC tax authorities have wide discretion and may interpret and administer Bulletin 7 in a way that results in PRC taxation of Alibaba Share Transfers, notwithstanding our belief that this would be incorrect as a matter of law. In such event, the Fund and/or Altaba HK may be subject to PRC tax on Alibaba Share Transfers effected in connection with the Offer and the Alibaba Resale, or in other transactions.

Based on advice of counsel, although not free from doubt, we believe that if the Fund and/or Altaba HK were required to pay tax on an Alibaba Share Transfer pursuant to Bulletin 7, the Fund will be entitled to claim the amount of tax paid as a credit against its U.S. federal income tax liability on such transfer. In order to claim the credit and obtain a refund of the resulting U.S. tax overpayment, the Fund would need to pay the tax assessed by the PRC tax authorities and pursue all effective and practical remedies to contest the tax under PRC law and the tax treaty between the United States and the PRC. To ensure that the Fund has sufficient assets and liquidity to pay and contest any PRC tax imposed on Alibaba Share Transfers, the Fund may need to delay the return of such assets to stockholders for a significant period of time. The rules relating to the foreign tax credit are complex and their application to a PRC tax imposed on an Alibaba Share Transfer is not entirely clear. Notwithstanding the advice of counsel referred to above, there can be no assurance that the IRS or a court would agree with the conclusion that Altaba is entitled to claim a credit for such tax. Moreover, a foreign tax credit would not be available in respect of any penalties imposed on the Fund in its capacity as a withholding agent under Bulletin 7, including with respect to transfers of Shares pursuant to the Offer, as described below under “Potential PRC Tax Consequences to Certain Non-PRC Resident Stockholders.”

The potential tax consequences described above may apply to other actions and transactions that the Fund may pursue or engage in in the future. See “Plans for the Fund” above.

(f)	Potential PRC Tax Consequences to Certain Non-PRC Resident Stockholders

Because Altaba owns Alibaba Shares and Alibaba holds PRC taxable property, participating stockholders that are non-PRC resident enterprises could be deemed to indirectly transfer PRC taxable property under Bulletin 7 as a result of exchanging Shares for the Offer Consideration pursuant to the Offer. A “non-PRC resident enterprise” is broadly defined for this purpose and generally includes non-PRC corporations, partnerships, and other entities. Stockholders who are individuals are not subject to PRC tax under Bulletin 7. In addition, non-PRC resident enterprises that are resident in the U.S. should be able to rely on the treaty safe harbor exemption from Bulletin 7 as a result of the tax treaty between the U.S. and the PRC. Each other stockholder that is a non-PRC resident enterprise should review whether it would qualify for tax exemption under a tax treaty between the PRC and the stockholder’s country of residence if the transfer of PRC taxable property had been direct rather than indirect, as described above under “Potential Tax Consequences to the Fund — PRC Tax Matters.” If a stockholder determines that the treaty safe harbor does not apply, the stockholder should make its own determination whether the stockholder’s exchange of Shares for the Offer Consideration would otherwise be exempt from PRC tax under Bulletin 7 based on the stockholder’s particular circumstances and an evaluation of the Bulletin 7 rules and other PRC tax laws.

In order for the Fund to avoid the need to withhold amounts relating to PRC tax pursuant to Bulletin 7 from the Offer Consideration to be paid pursuant to the Offer, each tendering stockholder, other than a stockholder that is a U.S. Holder, a resident of the PRC or an individual, is required to make, in order to validly tender Shares pursuant to the Offer, and is deemed to make by completing and signing the Letter of Transmittal, a representation to the effect that the exchange of such stockholder’s Shares for the Offer Consideration either (i) would qualify for the treaty safe harbor exemption from Bulletin 7 based on a tax treaty between the PRC and the stockholder’s country of residence or (ii) is otherwise not subject to PRC tax under Bulletin 7. See Section 3.

The preceding discussion is not tax advice. Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the Offer in light of their particular circumstances, including the applicability of Bulletin 7 and their ability to make the representation described above.

WHILE OUR BOARD HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE FUND, THE FUND’S AFFILIATES OR SUBSIDIARIES, THE FUND’S INVESTMENT ADVISORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE EXCHANGE AGENT HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS, LEGAL ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly in the Offer the certificates for the Shares, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received on or prior to the Expiration Date by the Exchange Agent at its address set forth on the back cover page of this Offer to Purchase.

Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or such other nominee in order to tender their Shares. If a broker, dealer, commercial bank, trust company or other nominee holds a stockholder’s Shares, it is likely that they will have an earlier deadline for the stockholder to act to instruct them to accept the Offer. Stockholders who hold Shares through a nominee stockholder are urged to immediately contact their nominee to find out its deadline. Stockholders who hold Shares through nominee stockholders are also urged to consult their nominees to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Exchange Agent.

Odd Lot Holders must tender all of their Shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Stockholders may tender Shares subject to the condition that all or a specified minimum number of Shares be exchanged. Any stockholder wishing to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the 1934 Act (each of the foregoing constituting an “Eligible Institution”).

If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (1) certificates for the Shares, or a timely confirmation of the book-entry transfer of the Shares into the Exchange Agent’s account at DTC, as described below, (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other documents required by the Letter of Transmittal. Please see “Lost or Destroyed Certificates” below for instructions for tendering Shares where Share certificates are lost or have been destroyed.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Exchange Agent (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Exchange Agent and not to Altaba, the Dealer Manager or the Information Agent. Any certificates delivered to Altaba, the Dealer Manager or the Information Agent may not be forwarded to the Exchange Agent and may not be deemed to be properly tendered.

Book-Entry Delivery and the Book-Entry Transfer Facility. The Exchange Agent will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Exchange Agent’s account in accordance with DTC’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Exchange Agent’s account at DTC, a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Exchange Agent at one of its addresses set forth on the back cover page of this Offer to Purchase on or prior to the Expiration Date. We are not providing for guaranteed delivery procedures. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during normal business hours on or prior to the Expiration Date. Tenders received by the Exchange Agent after the Expiration Date will be disregarded and of no effect.

The confirmation of a book-entry transfer of Shares into the Exchange Agent’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Altaba may enforce such agreement against that participant.

Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned to the tendering stockholders promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Offer Consideration to be paid for Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by Altaba, in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Altaba reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Fund’s counsel, be unlawful. Altaba also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not Altaba waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Altaba. Altaba will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of Altaba, the Exchange Agent, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representations and Warranties; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the 1934 Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, such person has a “net long position” (i.e., more Shares held in long positions than in short positions) in (1) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Shares (“Equivalent Securities”) that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that (i) the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right; and (ii) for any Non-U.S. Holder: you acknowledge that the Fund has advised that it has not taken any action under the laws of any country outside the United States to facilitate a public offer to purchase, sell or exchange Shares or Alibaba ADSs in that country; that there may be restrictions that apply in other countries, including with respect to transactions in the Shares or Alibaba ADSs in your home country; that, if you are located outside the United States, your ability to tender Shares in the Offer will depend on whether there is an exemption available under the laws of your home country that would permit you to participate in the Offer without the need for Altaba or Alibaba to take any action to facilitate a public offering in that country or otherwise; that Altaba will rely on your representation that your participation in the Offer is made pursuant to and in compliance with the applicable laws in the jurisdiction in which you are resident or from which you are tendering your shares and in a manner that will not require Altaba or Alibaba to take any action to facilitate a public offering in that country or otherwise; and that Altaba will rely on your representations concerning the legality of your participation in the Offer in determining to purchase any Shares that you are tendering. Any such tendering stockholder will, on request by the Exchange Agent or us, execute and deliver any additional documents deemed by the Exchange Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost or Destroyed Certificates. If any certificate representing Shares has been lost or destroyed, the stockholder should promptly notify Computershare Trust Company, N.A., in its capacity as transfer agent for the Shares (the “Transfer Agent”), at 1-877-373-6374. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate(s), which may include submitting an affidavit of lost or destroyed certificate(s) and agreement of indemnity as set forth in the Letter of Transmittal. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed, and in such circumstances a longer period of time may be needed to complete a tender of Shares.

Stockholders are requested to contact the Transfer Agent immediately in order to permit timely processing of this documentation.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. Holder pursuant to the Offer must be withheld and remitted to the IRS, unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) and certain other information to the Exchange Agent, or other withholding agent (as payer), and certifies under penalties of perjury that the number is correct and that the stockholder is a U.S. person and not subject to backup withholding. In order to avoid the possibility of backup withholding, each tendering stockholder that is a U.S. Holder is required to provide the Exchange Agent with a properly completed and signed IRS Form W-9 (which is included as part of the Letter of Transmittal), unless the stockholder otherwise establishes to the satisfaction of the Exchange Agent that the stockholder is not subject to such backup withholding tax. Failure of a U.S. Holder to timely provide the Exchange Agent with a properly completed and signed IRS Form W-9 or other necessary documentation to establish an exemption from withholding tax will result in a defective submission, and the Fund will be unable to purchase such stockholder’s Shares.

Each tendering stockholder that is a Non-U.S. Holder must provide the Exchange Agent with a properly completed and signed IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), to establish full exemption from U.S. federal backup withholding tax. Failure of a Non-U.S. Holder to timely provide the Exchange Agent with the appropriate IRS Form W-8 will result in a defective submission, and the Fund will be unable to purchase such stockholder’s Shares. Even if a Non-U.S. Holder establishes full exemption from backup withholding, the Offer Consideration may still be subject to 30% U.S. federal withholding tax or a 30% withholding tax pursuant to FATCA (as defined in Section 14) if the Non-U.S. Holder fails to properly establish a reduced rate of, or an exemption from, such withholding tax.

Information reporting to the IRS may also apply to proceeds from the Offer.

Stockholders are urged to consult their tax advisors regarding information reporting, possible qualifications for exemption from U.S. federal backup withholding tax, any other potential withholding tax that may apply, and the procedure for obtaining any applicable exemption.

For a more complete discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.

Bulletin 7 Representation. As discussed in Section 2 under “Potential Tax Consequences to Certain Non-PRC Resident Stockholders,” because Altaba owns Alibaba Shares and Alibaba holds PRC taxable property, participating stockholders that are non-PRC resident enterprises could be deemed to indirectly transfer PRC taxable property under Bulletin 7 as a result of exchanging Shares for the Offer Consideration pursuant to the Offer. Stockholders who are individuals are not subject to PRC tax under Bulletin 7. In addition, non-PRC resident enterprises that are resident in the U.S. should be able to rely on the treaty safe harbor exemption from Bulletin 7 as a result of the tax treaty between the U.S. and the PRC. In order to avoid the need to withhold amounts relating to PRC tax pursuant to Bulletin 7 from the Offer Consideration to be paid pursuant to the Offer, each tendering stockholder, other than a stockholder that is a U.S. Holder, a resident of the PRC or an individual is required to make, in order to validly tender Shares pursuant to the Offer, and is deemed to make, by completing and signing the Letter of Transmittal, a representation to the effect that the exchange of such stockholder’s Shares for the Offer Consideration (i) would qualify for the treaty safe harbor exemption from Bulletin 7 based on a tax treaty between the PRC and the stockholder’s country of residence or (ii) is otherwise not subject to PRC tax under Bulletin 7.

Stockholders are urged to consult their tax advisors regarding the applicability of Bulletin 7 and their ability to make the representation described above.

4.	Withdrawal Rights.

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless Altaba has already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on August 2, 2018.

For a withdrawal to be effective, a written or emailed notice of withdrawal must be received in a timely manner by the Exchange Agent at one of its addresses set forth on the back cover page of this Offer to Purchase or emailed to canoticeofguarantee@computershare.com, and any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn, the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Exchange Agent, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal or your shares.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Altaba in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Altaba reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any stockholder, whether or not Altaba waives similar defects or irregularities in the case of any other stockholder. None of Altaba, the Exchange Agent, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

If Altaba extends the Offer, is delayed in its purchase of Shares, or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Exchange Agent may, subject to applicable law, retain tendered Shares on behalf of Altaba, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.	Purchase of Shares and Payment of Offer Consideration.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment), the Fund will accept for payment and pay the Offer Consideration per Share for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Date (currently expected to be July 11, 2018).

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Exchange Agent of (1) certificates for Shares, or a timely confirmation of the book-entry transfer of the Shares into the Exchange Agent’s account at DTC and (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other documents required by the Letter of Transmittal. In order to properly tender Shares pursuant to the Offer, stockholders must complete and sign the appropriate IRS Form W-8 or IRS Form W-9, as applicable, and provide such form to the Exchange Agent together with the Letter of Transmittal. Failure of a tendering stockholder to do so will result in a defective submission, and the Fund will not purchase such stockholder’s Shares. See Section 3 “Procedures for Tendering Shares — U.S. Federal Backup Withholding Tax.” The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as of and when the Fund notifies the Exchange Agent of its acceptance for payment of such Shares pursuant to the Offer. We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Offer Consideration for the Shares with the Exchange Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

Upon the terms and subject to the conditions of the Offer, the Fund will deliver to the Exchange Agent irrevocable instructions to hold the Alibaba ADSs in trust for stockholders whose Shares are being accepted for purchase in the Offer. The Offer Consideration will be transferred to stockholders whose Shares are purchased in the Offer promptly after the expiration of the Offer.

In the event of proration, we will determine the proration factor promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date.

Physical certificates representing Alibaba ADSs will not be issued pursuant to the Offer, including in respect of any Shares delivered to the Exchange Agent in certificated form. Rather than issuing physical certificates for such ADSs to tendering stockholders, the Exchange Agent will cause the ADS Portion of the Offer Consideration to be credited in book-entry form to direct registered accounts maintained by the Transfer Agent for the benefit of the respective holders (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders). Promptly following the crediting of the ADS Portion of the Offer Consideration to your respective direct registered account, you will receive a statement from the Transfer Agent evidencing your holdings, as well as general information on the book-entry form of ownership.

If Alibaba ADSs are to be issued to a person other than the signer of the Letter of Transmittal, a check is to be issued in the name of, and/or Shares not tendered or not accepted for purchase in the Offer are to be issued or returned to, a person other than the signer of the Letter of Transmittal, or a check is to be mailed to a person other than the signer of the Letter of Transmittal or to an address other than that shown on the first page of the Letter of Transmittal, then the information in “Special Transfer Instructions” and/or “Special Delivery Instructions” enclosed with the Letter of Transmittal will need to be completed. Altaba has no obligation pursuant to such instructions to transfer any such Shares from the name of the registered holder(s) thereof if Altaba does not purchase any such Shares. If no such instructions are given, all such Shares not accepted for purchase in the Offer will be credited in book-entry form to the registered holders in a direct registered account maintained by the Transfer Agent even if tendered in certificated form.

With respect to any shares tendered through DTC, all such Shares not accepted will be returned by crediting the same account at DTC as the account from which such Shares were delivered.

Under no circumstances will we pay interest on the Offer Consideration, even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the purchase by us of Shares pursuant to the Offer, provided that if payment of the Offer Consideration is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes or stamp duties, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be the responsibility of the stockholder.

Participating stockholders may be required to pay brokerage fees to a U.S. broker, dealer, commercial bank, trust company or other nominee in order to participate in the Offer. Participating stockholders may also be subject to certain tax consequences as discussed in Sections 2, 3 and 14.

Stockholders tendering Shares in the Offer must ensure that all required information has been provided and is accurate. The Fund is not responsible for notifying stockholders of any inaccuracies or deficiencies in their submission and an invalid submission will result in the return of Shares tendered by a stockholder for purchase.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the Shares purchased pursuant to the Offer. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Under the conditional tender alternative, a stockholder may tender Shares subject to the condition that all or a specified minimum number of the stockholder’s Shares tendered must be purchased if any Shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to calculate the minimum number of Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes, if such treatment is desired. Stockholders are urged to consult with their own investment or tax advisors with respect to the advisability of making a conditional tender. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering Shares.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate in its Letter of Transmittal the minimum number of Shares that must be purchased if any are to be purchased. After the Expiration Date, if the number of Shares properly tendered and not properly withdrawn exceeds 195,000,000, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage after taking into account the priority given to tenders of Odd Lots, based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro-rata basis. If the withdrawal of conditional tenders would cause the total number of Shares to be purchased to fall below an aggregate of 195,000,000, then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to accept for exchange such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for exchange, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to the rules under the 1934 Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•	any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted, threatened or shall be pending, or we shall have received notice of any of the foregoing that directly or indirectly:

•	challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder; or

•	is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	there shall have occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•	the commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof;

•	any decrease of more than 10% in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the S&P 500 measured from the close of trading on June 6, 2018, the last trading day prior to the date of this Offer to Purchase;

•

any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Altaba and its subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

•	any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Altaba or any of its subsidiaries or affiliates that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Altaba and its subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition (including, without limitation, an acquisition of all of the Fund’s issued and outstanding Shares), business combination, scheme of arrangement or other similar transaction (other than the Alibaba Resale) with or involving us or any of our subsidiaries, shall have been offered or proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction (other than the Alibaba Resale);

•	we shall have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the 1934 Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before the date hereof), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our issued and outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•	the Fund shall not have sold at least 10,000,000 Alibaba ADSs in the Alibaba Resale;

•	the Exemptive Order shall not have been granted;

•	the Alibaba Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall have been declared with a record date prior to the Expiration Date;

•	we shall have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from Nasdaq or (3) eligible for deregistration under the 1934 Act; or

•	we shall have determined that the purchase of and payment for the Shares pursuant to the Offer, including the payment of the ADS Portion of the Offer Consideration, or the Alibaba Resale shall result in a breach, event of default, termination right, prepayment requirement or other adverse effect under any agreement to which the Fund or any of its subsidiaries is a party or by which the Fund’s or any of its subsidiaries’ assets are otherwise bound.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date (other than the Exemptive Order not being issued, which we cannot waive unless an alternative means of complying with the 1940 Act is available). Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if Altaba’s determinations are challenged by stockholders.

To the extent that any of the foregoing conditions to the Offer have not been satisfied or waived prior to the Expiration Date, the Fund may extend the Offer until such conditions have been satisfied or waived by the Fund in its sole discretion. If the Offer is so extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. See Section 15.

8.	Price Range of Shares

The following table sets forth, for each of the calendar quarters indicated, the high and low closing market prices for the Shares on Nasdaq, the net asset value per Share and the premium or discount to net asset value per Share at which the Shares were trading.

Price Range of Shares

	Market Price per Share		Net Asset Value per Share on Date of Market Price High and Low(1)		Premium/(Discount) on Date of Market Price High and Low(2)
During Quarter Ended	High	Low	High	Low	High	Low
March 31, 2018	$80.30	$69.15	$89.05	$76.80	-9.8%	-10.0%
December 31, 2017	$72.93	$65.40	$83.04	$75.67	-12.2%	-13.6%
September 30, 2017	$67.43	$54.45	$78.58	$64.37	-14.2%	-15.4%
June 30, 2017(3)	$55.09	$52.58	$65.41	$62.52	-15.8%	-15.9%
March 31, 2017	$46.78	$38.90	(4)	(4)	(4)	(4)
December 31, 2016	$43.92	$38.41	(4)	(4)	(4)	(4)
September 30, 2016	$44.71	$37.50	(4)	(4)	(4)	(4)
June 30, 2016	$37.94	$35.22	(4)	(4)	(4)	(4)
March 31, 2016	$36.81	$26.76	(4)	(4)	(4)	(4)
(1)	Based on the Fund’s computations.
(2)	Calculated based on the information presented. Percentages are rounded.
(3)	The Fund commenced investment operations on June 16, 2017. Prior to June 16, 2017, the Shares were listed for trading on Nasdaq under the symbol “YHOO.”
(4)	No net asset value or premium/discount reported for these periods because the Fund was an operating company prior to June 16, 2017.

The Shares have generally traded at a discount to net asset value per Share. As of the close of business on June 6, 2018, the Fund’s Adjusted NAV per Share was $109.29, and the high, low and closing prices per Share on Nasdaq on that date were $79.99, $81.11 and $80.28, respectively. The tender of Shares, unless and until such tendered Shares are accepted for purchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund. We have not declared or paid any dividends on our Shares.

Price Range of Alibaba ADSs

Alibaba ADSs are listed on the NYSE and trade under the symbol “BABA.” The following table sets forth, for each of the quarters indicated, the high and low sales prices per share of Alibaba ADSs as reported on the NYSE.

	Market Price per Share
During Quarter Ended	High	Low
March 31, 2018	$205.22	$173.70
December 31, 2017	$191.19	$168.96
September 30, 2017	$180.07	$140.99
June 30, 2017	$143.95	$107.44
March 31, 2017	$109.51	$88.60
December 31, 2016	$108.41	$86.79
September 30, 2016	$109.36	$78.64
June 30, 2016	$82.00	$74.23
March 31, 2016	$79.03	$60.57

You are urged to obtain current market quotations for the Shares and the Alibaba ADSs and current information regarding the Alibaba VWAP before deciding whether to tender your Shares pursuant to the Offer. We have not declared or paid any dividend on the Shares. You should not consider the historical prices of the Shares or the Alibaba ADSs as an indication of future performance of the Shares or Alibaba ADSs, respectively.

9.	Source and Amount of Funds.

The Offer Consideration which participating stockholders will receive under the terms of the Offer consists of a portion of the Alibaba ADSs held in the Fund’s investment portfolio and cash from unrestricted cash on hand, the proceeds of the Alibaba Resale and/or the sale of other assets of the Fund, including, without limitation, our shares of Yahoo Japan.

As of March 31, 2018, we had approximately $6.8 billion in cash (approximately $4.8 billion of which was unrestricted), cash equivalents and marketable securities.

A portion of the Alibaba ADSs held in the Fund’s investment portfolio will be used to pay the ADS Portion of the Offer Consideration. The Fund currently holds both Alibaba Ordinary Shares and Alibaba ADSs, a portion of which are held indirectly through Altaba HK. To the extent the Fund does not hold a sufficient number of Alibaba ADSs directly to pay the aggregate ADS Portion of the Offer Consideration, prior to the expiration of the Offer, the Fund will cause Altaba HK to transfer Alibaba ADSs held by Altaba HK up to Altaba in order to facilitate consummation of the Offer.

Assuming the Offer is fully subscribed, we expect the aggregate Offer Consideration for the Shares, together with all related fees and expenses, to be approximately 68,250,000 Alibaba ADSs and $2,036,233,875 in cash (based on an indicative Alibaba VWAP of $208.8445 as of June 6, 2018). The Fund is unable to predict in advance how many Alibaba ADSs will be sold in the Alibaba Resale.

No funds are expected to be borrowed, directly or indirectly, for the purpose of the Offer. There are no alternative financing arrangements or alternative financing plans. There are no material conditions to the availability of the Offer Consideration for the purposes of this Offer, except as set forth herein. See Section 7.

10.	Certain Information Concerning the Fund and its Investments.

The Fund.

(a)	Organization

Altaba is a publicly traded, non-diversified, closed-end management investment company registered under the 1940 Act. The Fund is organized as a Delaware corporation. The Fund’s common stock is listed on Nasdaq under the ticker symbol “AABA”.

On June 13, 2017, Yahoo! Inc. (“Yahoo”) completed the sale of its operating business to Verizon Communications Inc. (the “Sale Transaction”). On June 16, 2017, Yahoo changed its name to “Altaba Inc.” and filed a Notification of Registration on Form N-8A and a Registration Statement on Form N-2 with the SEC in order to register as an investment company under the 1940 Act.

Following the Offer and the Alibaba Resale, Altaba will retain, directly or indirectly through Altaba HK, a majority of its Alibaba Shares.

(b)	Investment Objectives

The Fund’s investment objective is to seek to increase the price per Share at which it trades relative to the then-current values of its principal underlying assets (the Alibaba Shares and Yahoo Japan shares). It seeks to do this by reducing the discount at which its Shares trade relative to the underlying value of its net assets (before giving effect to deferred taxes on unrealized appreciation) while simplifying its net asset base and returning capital to its stockholders in ways that are accretive and increase stockholder value.

In addition to the Alibaba Shares and Yahoo Japan shares, the Fund also owns (i) investments in certain additional companies (“Minority Investments”), (ii) Excalibur IP, LLC (“Excalibur”), which owns a portfolio of patent assets (the “Excalibur IP Assets”) and (iii) short-term investments (the “Marketable Debt Securities Portfolio”). The Fund currently intends to sell the Yahoo Japan shares and Minority Investments over time. The Fund also currently intends to sell Excalibur, though the Fund may seek to sell certain of the Excalibur IP Assets or to license the Excalibur IP Assets if the Board believes that doing so is in the best interest of the Fund’s stockholders. The Fund currently intends to return substantially all of its cash, including any new cash generated by asset sales, to stockholders over time through stock repurchases and distributions, although the Fund will retain sufficient cash to satisfy its obligations to creditors and for working capital. The timing and method of any return of capital will be determined by the Board. The Fund’s obligations to creditors and working capital requirements may vary over time, and no assurances may be made with respect to the timing for resolution of all such obligations to creditors. The payment of liabilities, including debt obligations, may cause the Fund’s returns to deviate from its investment objective. Until the Yahoo Japan shares, Minority Investments, Excalibur (or the Excalibur IP Assets), the Marketable Debt Securities Portfolio, and any other assets are sold and until any cash is returned to investors, these assets may cause the Fund’s returns to deviate from its investment objective.

No assurance can be given that all or any portion of the Fund’s assets will be sold or licensed, that any sales will be at prices equal to or greater than the prices at which the Fund values such assets for purposes of calculating its net asset value or that the Fund will achieve its investment objective. The Fund may hold all or any portion of its assets, including cash, for an indefinite period of time.

The Fund does not currently anticipate making new investments other than for ordinary course cash management purposes or to protect or enhance the value of the Fund’s assets held immediately after the completion of the Sale Transaction.

The Fund’s investment objective is not fundamental and may be changed without notice to stockholders.

Information Regarding Alibaba.

As of June 6, 2018, the Fund’s equity interests in Alibaba represented approximately 85% of the Fund’s total assets. The Fund’s Alibaba Ordinary Shares and Alibaba ADSs are a significant portion of the Fund’s assets. The Fund currently intends to continue to hold a substantial portion of its total assets in the form of Alibaba Ordinary Shares and Alibaba ADSs. As a result, the market price and net asset value of the Fund’s Shares will be materially impacted by the market price of Alibaba ADSs, which in turn will be affected by Alibaba’s business, management, results of operations, and financial condition.

According to publicly available information, Alibaba is an online and mobile commerce company. Alibaba primarily derives its revenue from online marketing services, commissions based on transaction value derived from certain of its marketplaces, fees from the sale of memberships on its wholesale marketplaces, and cloud service fees. Alibaba’s future revenue growth depends on its ability to expand into new geographic regions and grow its other businesses. Alibaba faces risks associated with expanding into sectors or geographies in which it has limited or no experience. In addition, Alibaba’s revenue growth may slow or decline for other reasons, including decreasing consumer spending, increasing competition and slowing growth of the PRC retail or PRC online retail industry and changes in government policies or general economic conditions.

Alibaba files with the SEC reports containing financial and other material information about its business and risks relating to its business. You are encouraged to review the information set forth in Alibaba’s registration statements on Form F-1 and Form F-4 and annual reports on Form 20-F for additional information about Alibaba’s business, management, results of operations, financial condition, and risks. You should also review Alibaba’s press releases and reports filed with the SEC on Form 6-K. This information may be obtained at the SEC’s website at: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001577552&owner=exclude&count=40. You should review information filed by Alibaba with the SEC because the value of the Fund’s Shares will be heavily dependent upon and influenced by the value of the Alibaba ADSs. All information with respect to Alibaba in this Offer to Purchase is derived from Alibaba’s public filings with the SEC. None of the Fund, the Dealer Manager, the Information Agent or the Exchange Agent has participated in the preparation of any such information or made any due diligence investigation or any inquiry of Alibaba in connection with this Offer. Such information is provided for informational purposes only and none of the Fund, the Dealer Manager, the Information Agent or the Exchange Agent makes any representation or assume any responsibility for the accuracy or completeness of such information. Because the Fund lacks access to non-public information related to Alibaba’s management or operations, we are not aware of whether Alibaba has disclosed all events relating to Alibaba occurring before the date of this Offer to Purchase, including events that would affect the accuracy or completeness of Alibaba’s public filings or the market price of Alibaba ADSs. As a result of the Offer, participating stockholders will own Alibaba ADSs directly, rather than indirectly through the Fund. There may be additional future costs participating stockholders incur in retaining these Alibaba ADSs. Stockholders are encouraged to consult with their financial and tax advisors regarding these issues. You should undertake such independent investigation of Alibaba as in your judgment is appropriate to make any informed investment decision with respect to any investment goals. The information regarding Alibaba on the SEC’s website is not incorporated by reference in this Offer to Purchase or otherwise made part of the Offer.

Available Information. We are subject to the informational filing requirements of the 1940 Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, the employment agreements, granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO-I with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Fund’s publicly filed documents at this site, including the Schedule TO-I and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Fund’s Investor Relations website located at https://www.altaba.com/index.cfm to access the Schedule TO-I and related documents. Our website and the information posted on it or that can be accessed through it do not form part of the Offer and are not incorporated by reference in this Offer to Purchase except for those documents referenced below which are expressly incorporated by reference.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Certified Shareholder Report of Registered Management Investment Companies on Form N-CSR for the fiscal year ended December 31, 2017, as filed on February 26, 2018;

•	Quarterly Schedule of Portfolio Holdings of Registered Management Investment Fund on Form N-Q for the quarter ended March 31, 2018, as filed on April 23, 2018; and

•	Current Reports on Form 8-K, as filed on April 23, 2018 and April 25, 2018.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll free: (877) 750-9497

Banks and Brokers may call collect: (212) 750-5833

11.	Shares Outstanding; Beneficial Ownership; Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Shares Outstanding. As of June 6, 2018, we had 800,508,196 issued and outstanding Shares.

Beneficial Ownership. The following table sets forth (i) the aggregate number of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the 1934 Act) by each of our current directors, executive officers and their associates and by all directors, executive officers and their associates as a group, as of June 6, 2018, and (ii) the aggregate number and percentage of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the 1934 Act) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and Schedule 13Gs filed with the SEC for each such person) more than 5% of our issued and outstanding Shares, respectively. For purposes of the following table, and in accordance with SEC rules, Shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities, that each holder otherwise has a right to acquire within 60 days after June 6, 2018. Except as indicated, each holder has over the listed Shares (i) sole voting power and (ii) sole investment power, which includes the power to dispose of, or to direct the disposition of, Shares.

Stockholder Name and Address(1)	Share Holdings	Percent of Shares Outstanding
TCI Fund Management Limited Christopher Hohn 7 Clifford Street London, W1S 2FT, United Kingdom	79,773,273	9.7%
David Filo 1008 Bryant Street Palo Alto, California 94301	60,623,562	6.9%
Canyon Capital Advisors, LLC 2000 Avenue of the Stars, 11th Floor Los Angeles, California 90067	43,278,522	5.3%
Eric Brandt, Director	8,545	*
Tor Braham, Director	9,434	*
Catherine Friedman, Director	0	*
Richard Kauffman, Director	0	*
Thomas McInerney, Director and Executive Officer	45,862	*
Alexi Wellman, Executive Officer	16,643	*
Arthur Chong, Executive Officer	0	*
DeAnn Work, Executive Officer	0	*
All current directors and current executive officers as a group (8 persons)	80,484	*

*	Less than 1 percent.
(1)	The information contained in this table is based on the Fund’s review of Schedule 13D, Schedule 13G, Schedule 13F and other regulatory filings made on or before June 6, 2018.

Interests of Directors and Executive Officers. As of June 6, 2018, our directors and executive officers as a group beneficially owned an aggregate of 80,484 Shares, representing less than 1% of the total number of issued and outstanding Shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. However, our directors and executive officers who own Shares have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase their respective proportional holdings of our Shares. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Fund, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Offer Consideration to be paid to our stockholders in the Offer. See Section 2.

Recent Securities Transactions. Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s directors or officers, or associates (as such term is used in Rule 12b-2 under the 1934 Act) of any of the foregoing, has effected any transaction in Shares during the 60 days prior to the date of this Offer.

Long-Term Deferred Compensation Incentive Plan. The Company has previously disclosed on its Form N-CSR for its fiscal year ending December 31, 2017 that it has adopted a Long-Term Deferred Compensation Incentive Plan (the “Plan”) intended to attract, retain and appropriately incentivize the Fund’s executive officers and other key employees, including by providing them with grants of incentive cash awards. Pursuant to the Plan’s current terms, the value of these incentive awards under the Plan is determined based on measurement of the change in the Fund’s trading discount relative to the pre-tax value of the Fund’s net assets, as adjusted to eliminate any impact from share price movements of Alibaba Ordinary Shares and Yahoo Japan shares, against certain targeted performance levels (the “Trading Discount”).

The maximum amount that may become payable under the Plan to a participant in any fiscal year of the Fund is $24 million and the maximum amount that may become payable with respect to all awards granted to participants under the Plan is $60 million. Each Plan participant’s award (each, an “Incentive Award”) provides for a range of payments dependent on the change in the Trading Discount, as follows:

•	Mr. McInerney’s Incentive Award may result in payments of between $0 and $24 million;

•	Mr. Chong’s Incentive Award may result in payments of between $0 and $12 million;

•	Ms. Wellman’s Incentive Award may result in payments of between $0 and $6 million; and

•	Ms. Work’s Incentive Award may result in payments of between $0 and $4 million.

Under the Plan, each Incentive Award is assessed on each of the first three anniversaries of the vesting commencement date (June 13, 2017) for each participant who remains in continuous service with the Fund through the applicable vesting date. The amount of an Incentive Award that may become payable to a participant is based on the Trading Discount as measured on the applicable vesting anniversary date. The Fund will assess the Trading Discount and amount, if any, payable under each Incentive Award on a quarterly basis of the vesting period and record the applicable liability. As of March 31, 2018, a liability of $2.2 million has been recorded. To the extent the Offer results in a narrowing of the Trading Discount, the Fund’s executive officers may become entitled to increased payments under their Incentive Awards.

General. Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO-I, none of the Fund nor, to the best of the Fund’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

The Fund has been advised that none of the members of the Board or the Fund’s executive officers intend to participate in the Offer.

12.	Selected Financial Information

The table below is intended to help you understand the financial performance of the Fund. This information, except as indicated, has been derived from audited financial statements of the Fund. The Fund’s audited financial statements appearing in the Fund’s annual report to stockholders for the period ended December 31, 2017, including accompanying notes thereto and the report of PricewaterhouseCoopers LLP thereon, are incorporated herein by reference. No other portions of the annual report are incorporated herein. The annual report may be obtained without charge by writing to the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase or on the Internet at www.sec.gov or at the Fund’s website at https://www.altaba.com/index.cfm. No information contained on the Fund’s website is incorporated herein.

FINANCIAL HIGHLIGHTS

For the Period from June 16, 2017(a) through December 31, 2017
Net asset value — beginning of period	$52.33
Income from investment operations:
Net investment loss(b)	(1.00)
Net realized and unrealized gain on investments	23.53

Total income from investment operations	22.53
Dilutive impact from capital activity	0.89

Net increase in net asset value	23.42

Net asset value — end of period	$75.75

Per common share market value — end of period	$69.85

Total return based on net asset value(c)	44.75%
Total return based on market value(c)	32.85%
Ratios and supplemental data:
Net assets, end of period (in thousands)	$62,485,919
Ratio of expenses to average net assets including current and deferred income taxes(d)(e)	(9.27)%
Ratio of expenses to average net assets excluding current and deferred income taxes(d)(e)	0.36%
Ratio of net investment income including current and deferred income taxes to average net assets(d)(f)	(1.50)%
Ratio of net investment income excluding current and deferred income taxes to average net assets(d)(f)	(0.19)%
Portfolio turnover rate(g)	0.49%

(a)	Commencement of operations.
(b)	Calculation based on weighted average shares outstanding.
(c)	Not annualized. Total return in the above table represents the rate that the investor would have earned or lost on an investment in the Fund, assuming reinvestment of dividends. The net asset value and market price returns will differ depending upon the level of any discount from or premium to net asset value at which the Fund’s shares traded during the period. Total return based on market value does not reflect sales load.
(d)	All income and expenses are annualized, with the exception of current and deferred income taxes and other non-reoccurring fees.
(e)	For the period from June 16, 2017 through December 31, 2017, the Fund accrued $5,591,421 in current and deferred income tax benefits.
(f)	For the period from June 16, 2017 through December 31, 2017, the Fund accrued $762,338 in current and deferred income tax expense applicable to net investment income.
(g)	Not annualized.

The Fund sometimes uses the term “Adjusted NAV” in this Offer to Purchase. The term “Adjusted NAV” means the Fund’s most recently published net asset value per Share adjusted (i) to exclude deferred tax liabilities on unrealized appreciation and (ii) to reflect the closing stock price of Alibaba ADSs and shares of common stock of Yahoo Japan on the date for which Adjusted NAV is shown, but holding constant all other inputs used to calculate the Fund’s net asset value for March 31, 2018 (including the number of the Shares outstanding). The methodology used to calculate Adjusted NAV for purposes of the Offer is the same as the methodology used to calculate “Adjusted NAV” historically reported on the Fund’s investor relations web site. The Fund’s Adjusted NAV per share on June 6, 2018 was $109.29 and the value of the Offer Consideration, based on the closing price of the Alibaba ADSs and the Alibaba VWAP on such date, represented a 23.7% discount to such Adjusted NAV.

The Fund estimates that its net asset value per Share as of June 6, 2018 was $87.18. The Fund estimated its net asset value per Share for June 6, 2018 by adjusting its March 31, 2018 net asset value to reflect (i) the price of Alibaba ADSs and Yahoo Japan shares owned by the Fund, (ii) the deferred tax liability on the Alibaba ADSs and Yahoo Japan shares based on such prices, (iii) the amount of cash held by the Fund, (iv) the value of the Fund’s marketable debt securities, (v) the amount borrowed under the Fund’s margin loan, (vi) the outstanding principal amount of the Fund’s convertible notes and (vii) the number of the Shares outstanding, in each case using the price or value most recently available to the Fund as of the close of trading on the NYSE on June 6, 2018, but holding constant from March 31, 2018 all other inputs used to calculate the Fund’s net asset value for March 31, 2018. The value of the Offer Consideration, based on the closing price of the Alibaba ADSs and the Alibaba VWAP on June 6, 2018, represented a 4.4% discount to the Fund’s estimated net asset value per Share on such date.

Deferred income taxes used for purposes of calculating Adjusted NAV and estimating the Fund’s current net asset value per Share are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates and laws. Significant judgment will be required in evaluating the Fund’s uncertain tax positions and determining its provision for income taxes. The Fund establishes liabilities for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These liabilities are established when the Fund believes that certain positions might be challenged despite its belief that its tax return positions are in accordance with applicable tax laws. To the extent that the final tax outcome of these matters is different than amounts previously determined, such differences will affect the provision for income taxes in the period in which such determination is made.

13.	Certain Legal Matters; Regulatory Approvals.

Exemptive Relief from the Commission. Shortly following the commencement of the Offer, the Fund plans to file with the SEC an application for an order permitting certain affiliated stockholders and certain affiliated persons of the Fund’s investment advisors to participate in the Offer. The Offer is conditioned on the SEC granting the Exemptive Order to the Fund, which is an order, pursuant to the authority delegated to the SEC under Section 17(b) of the 1940 Act, exempting the Offer from Section 17(a) of the 1940 Act to the extent necessary to permit the participation in the Offer of any stockholder of the Fund who is an “affiliated person” of the Fund either (i) solely by reason of owning, controlling or holding the power to vote 5% or more of the Shares or (ii) because it is a fund managed by one of the Fund’s external investment advisors. Section 17(a) of the 1940 Act, in relevant part, generally prohibits any affiliated person of the Fund, or any affiliated person of such a person, acting as principal, from knowingly (a) selling any security or other property to the Fund or (b) purchasing any security or other property from the Fund. Section 17(b) of the 1940 Act authorizes the SEC to exempt a transaction from Section 17(a) if the terms of the transaction are fair and do not involve overreaching on the part of any person concerned and the transaction is consistent with the general purposes of the 1940 Act and the investment policies of the Fund. The Fund will rely upon the Exemptive Order for the Offer.

Other Regulatory Approvals. The Fund is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares purchased pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not have a material adverse effect on the Fund. The Fund’s obligations under the Offer to accept for payment and pay for Fund Shares are subject to certain conditions described in Section 7.

14.	U.S. Federal Income Tax Considerations.

The following summary describes the U.S. federal income tax consequences of the Offer generally applicable to stockholders whose Shares are properly tendered and accepted for payment pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only stockholders who hold their Shares as capital assets within the meaning of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities, insurance companies, expatriates, mutual funds, real estate investment trusts, cooperatives, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, and persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or foreign tax consequences.

The summary below only discusses U.S. federal income tax consequences related to the receipt of the Offer Consideration and does not discuss U.S. federal income tax consequences or any potential foreign tax consequences relating to the ownership of the Alibaba ADSs following the consummation of the Offer.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the Offer and holding the Alibaba ADSs in light of their particular circumstances.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial holder of Shares that is neither a U.S. Holder nor a partnership, or other entity treated as a partnership, for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) participates in the Offer, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its tax advisor regarding the tax consequences of participating in the Offer.

Consequences to U.S. Holders. An exchange of Shares for the Offer Consideration by a U.S. Holder will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. If, as described below, an exchange of Shares for the Offer Consideration by a U.S. Holder is treated as a sale or exchange of such Shares for U.S. federal income tax purposes, the U.S. Holder will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the fair market value of Alibaba ADSs received by the U.S. Holder on the date of the exchange and the amount of cash received pursuant to the Offer and (ii) the U.S. Holder’s adjusted tax basis in the Shares exchanged. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Shares at the time of the exchange exceeds one year. The deductibility of capital losses by a U.S. Holder is subject to limitations under the Code.

Under Section 302 of the Code, an exchange of Shares for the Offer Consideration will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange (i) is “not essentially equivalent to a dividend” with respect to the U.S. Holder, (ii) is a “substantially disproportionate” redemption with respect to the U.S.

Holder, or (iii) results in a “complete termination” of the U.S. Holder’s stock interest in the Fund. In determining whether any of these tests has been met, a U.S. Holder generally must take into account not only Shares that it actually owns, but also Shares that it constructively owns as determined under Section 318 of the Code (including Shares that may be acquired by the U.S. Holder through the exercise of options and Shares held by certain members of the U.S. Holder’s family or by certain entities related to the U.S. Holder). In addition, U.S. Holders should be aware that other acquisitions or dispositions of Shares by a U.S. Holder (or a person whose ownership of Shares is attributed to the U.S. Holder pursuant to the constructive ownership rules described above) as part of a plan that includes the U.S. Holder’s exchange of Shares for the Offer Consideration, as well as any increase in the U.S. Holder’s proportionate stock interest in the Fund due to a less than pro rata exchange of Shares by the U.S. Holder in the Offer, may be taken into account in determining whether any of these tests are satisfied.

An exchange of Shares for the Offer Consideration will be treated as “not essentially equivalent to a dividend” if, taking into account the applicable constructive ownership rules, it results in a “meaningful reduction” in the U.S. Holder’s stock interest in the Fund. Whether such a meaningful reduction of the U.S. Holder’s stock interest in the Fund results will depend on the U.S. Holder’s particular facts and circumstances. If, as a result of an exchange of Shares for the Offer Consideration, a U.S. Holder whose relative stock interest in the Fund is minimal (for example, less than 1%) and who exercises no control over the corporate affairs of the Fund suffers any reduction in its proportionate stock interest in the Fund (including any Shares constructively owned), the U.S. Holder will generally be regarded as having suffered a meaningful reduction in its stock interest in the Fund. In the event that other stockholders exchange a greater percentage of their Shares pursuant to the Offer than a particular U.S. Holder, the U.S. Holder’s proportionate stock interest in the Fund may increase immediately following the Offer even if the U.S. Holder exchanges Shares for the Offer Consideration and does not actually or constructively acquire any other Shares.

An exchange of Shares for the Offer Consideration will satisfy the “substantially disproportionate” test if (i) the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately after the exchange is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately before the exchange, and (ii) immediately after the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Fund.

An exchange of Shares for the Offer Consideration will result in a “complete termination” of a U.S. Holder’s stock interest in the Fund if either (i) all of the Shares actually and constructively owned by the U.S. Holder are exchanged for the Offer Consideration, or (ii) if the U.S. Holder is treated as constructively owning Shares held by certain related individuals, all of the Shares actually and constructively owned by the U.S. Holder (other than constructively owned Shares held by such related individuals) are exchanged for the Offer Consideration and the U.S. Holder timely and properly waives the attribution of constructively owned Shares held by such related individuals in accordance with the procedures described in Section 302(c)(2) of the Code and the Treasury Regulations promulgated thereunder. In certain circumstances, a U.S. Holder may also satisfy the “complete termination” test if the U.S. Holder exchanges some of its Shares for the Offer Consideration and, as part of the same overall plan, all of the remaining Shares actually and constructively owned by the U.S. Holder are sold or otherwise transferred to a third party.

If a U.S. Holder’s exchange of Shares for the Offer Consideration does not satisfy any of the tests described above, the receipt of the Offer Consideration by the U.S. Holder will be treated as a distribution by the Fund for U.S. federal income tax purposes in an amount equal to the sum of the fair market value of Alibaba ADSs received by the U.S. Holder on the date of the exchange and the amount of cash received pursuant to the Offer. The distribution will be treated as a dividend to the extent of the Fund’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The Fund’s earnings and profits will generally be increased by the gain recognized by the Fund on the distribution of Alibaba ADSs pursuant to the Offer (as described below) and any sale of Alibaba ADSs by the Fund in connection with the Alibaba Resale. To the extent that the amount of the distribution exceeds the Fund’s current and accumulated earnings and profits, the excess will first be treated as a non-taxable return of capital that will reduce the U.S. Holder’s adjusted tax basis in its Shares, and any remaining portion will be taxable as capital gain. Any remaining tax basis in the Shares surrendered will generally be transferred to any remaining Shares held by the U.S. Holder. Provided that certain minimum holding period and other requirements are met, dividend income with respect to non-corporate U.S. Holders (including individuals) is currently eligible for a reduced rate of U.S. federal income taxation. If a corporate U.S. Holder’s exchange of Shares for the Offer Consideration is treated as a dividend, the U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding the availability of a dividends received deduction and the application of Section 1059 of the Code in connection with the Offer.

We cannot predict whether, or the extent to which, the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Under the conditional tender alternative described in Section 6, a stockholder may tender Shares subject to the condition that all or a specified minimum number of the stockholder’s Shares tendered must be purchased if any Shares tendered are purchased. Stockholders are urged to consult their own tax advisors regarding the effect of proration and the advisability of making a conditional tender. A U.S. Holder can be given no assurance that a sufficient number of the U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

A U.S. Holder’s holding period in the Alibaba ADSs received pursuant to the Offer will begin the day after the U.S. Holder’s Shares are exchanged for the Offer Consideration. The U.S. Holder’s tax basis in the Alibaba ADSs received will be equal to their fair market value on the date of the exchange.

Consequences to Non-U.S. Holders. The U.S. federal income tax consequences of an exchange of Shares for the Offer Consideration by a Non-U.S. Holder will depend on whether the exchange is treated, based on the Non- U.S. Holder’s particular circumstances, as a sale or exchange or as a distribution by the Fund pursuant to the rules discussed above.

If the Non-U.S. Holder is treated as receiving a distribution, and the distribution exceeds the Fund’s current and accumulated earnings and profits, the excess will be treated first as a return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its Shares and thereafter as gain from the sale or exchange of such Shares.

Distributions treated as dividends will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are generally subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder and are exempt from the 30% withholding tax (assuming compliance with certain certification and disclosure requirements). Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or a lower applicable treaty rate).

To claim the benefits of an applicable income tax treaty or an exemption from withholding because the income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, a Non-U.S. Holder will generally be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or IRS Form W-8ECI (if the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States) or other suitable form. Non-U.S. Holders should consult their tax advisors regarding their entitlement to tax treaty benefits.

If an exchange of Shares for the Offer Consideration by a Non-U.S. Holder is treated as a sale or exchange, the Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax with respect to gain realized on the exchange unless (i) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, the Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, or (iii) the Fund is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the exchange or the period that the Non-U.S. Holder held the Shares, and the Non-U.S. Holder owns or owned (actually or constructively) more than 5% of the Shares at any time during the shorter of the two periods mentioned above. Although there can be no assurances in this regard, we believe that the Fund is not, and has not been during the five years preceding the Offer, a United States real property holding corporation.

If gain realized on an exchange of Shares for the Offer Consideration by a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder) such gain will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. Holder. In the case of a Non-U.S. Holder that is a corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). If a Non-U.S. Holder is an individual that is present in the United States for 183 or more days in the taxable year of the exchange and certain other requirements are met, the Non-U.S. Holder will generally be subject to a flat income tax at a rate of 30% (or a lower applicable treaty rate) on any gain realized on the exchange, which may be offset by certain U.S. source capital losses.

Although an exchange of Shares for the Offer Consideration by a Non-U.S. Holder may be eligible for sale or exchange treatment under Section 302 of the Code, the Exchange Agent or another withholding agent may, for withholding purposes, treat the payment of the Offer Consideration to the Non-U.S. Holder entirely as a distribution made out of the Fund’s earnings and profits (i.e., a dividend) and thereby withhold an amount of U.S. federal income tax equal to 30% of the gross amount of the Offer Consideration payable to the Non-U.S. Holder, unless the withholding agent determines that a reduced rate of withholding is available pursuant to an income tax treaty or that an exemption from withholding applies because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. To the extent that tax is permitted or required to be withheld from such gross proceeds, the withholding agent may satisfy such withholding by withholding and selling a portion of the Alibaba ADSs that would otherwise be received by the Non-U.S. Holder pursuant to the Offer. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder meets one of the “complete redemption,” “substantially disproportionate,” or “not essentially equivalent to a dividend” tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due (for example, because the Offer Consideration exceeds an allocable portion of the Fund’s current and accumulated earnings and profits). Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

In addition, a Non-U.S. Holder (other than an individual) may be subject to a 30% withholding tax pursuant to the Foreign Account Tax Compliance Act (“FATCA”) on gross amount of Offering Consideration payable pursuant to the Offer if the Non-U.S. Holder fails to properly establish an exemption from FATCA withholding on an IRS Form W-8BEN-E or other applicable form provided to the Exchange Agent or other withholding agent. If the Exchange Agent or other withholding agent withholds tax under FATCA, it will not also withhold the 30% withholding tax described in the preceding paragraph.

The preceding discussion is not tax advice. Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the Offer in light of their particular circumstances, including the applicability and effect of federal, state, local, foreign, and other tax laws.

15.	Extension and Amendment of the Offer; Termination.

Extension and Amendment of the Offer.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by notifying the Exchange Agent of such extension and making a public announcement of such extension. We will also extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or any of the rules and regulations, including listing standards, of Nasdaq. In the event of an extension, all of the Shares properly tendered and not properly withdrawn will remain subject to the Offer. Under such extension, each holder will continue to have the right to withdraw Shares previously tendered.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to stockholders or by decreasing or increasing the number of Shares being sought in the Offer).

To the extent that any of the conditions to the Offer have not been satisfied or waived prior to the Expiration Date, the Fund may extend the Offer until such conditions have been satisfied or waived by the Fund in its sole discretion. We may, however, decide not to extend the Offer.

Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(c), 13e-4(e) and 14e-1 under the 1934 Act, which require that material changes be promptly disseminated to holders of Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through BusinessWire or another comparable service.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional purchase offer materials and extend the Offer to the extent required by Rules 13e-4(e) and 13e-4(f) under the 1934 Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to stockholders. Accordingly, if, for example, prior to the Expiration Date, the Fund decreased the number of Shares being sought, increased the consideration offered pursuant to the Offer or added a dealer’s soliciting fee, and if the Offer were scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to stockholders, the Offer would be extended until at least the expiration of such ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight New York City time.

Termination.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 7, by notifying the Exchange Agent of such termination or postponement and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1 promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

16.	Fees and Expenses.

We have retained J.P. Morgan Securities LLC to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, J.P. Morgan Securities LLC may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. J.P. Morgan Securities LLC will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse J.P. Morgan Securities LLC for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and disbursements of counsel, and to indemnify it against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

J.P. Morgan Securities LLC and its affiliates have in the past provided, and in the future may provide, capital markets advice and investment banking services, for which services they have received, and would expect to receive, compensation from us.

Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, J.P. Morgan Securities LLC and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including the Shares. In addition, the Dealer Manager and its affiliates may tender Shares into the Offer for their own account.

We have also retained Innisfree M&A Incorporated to act as Information Agent and Computershare Trust Company, N.A. to act as Exchange Agent in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Exchange Agent will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Certain officers and employees of the Fund may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Exchange Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee stockholders and not directly to the Exchange Agent. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent, the Dealer Manager or the Exchange Agent for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 of this Offer to Purchase.

17.	Miscellaneous.

Although the Fund will deliver this Offer to Purchase and the Letter of Transmittal to its stockholders to the extent required by U.S. law, including stockholders located outside the United States, this Offer is not an offer to sell or exchange and it is not a solicitation of an offer to buy any of the Shares or the Alibaba ADSs in any jurisdiction in which such offer, sale or exchange is not permitted. All tendering holders are deemed to make certain representations by executing the Letter of Transmittal, including (in the case of Non-U.S. Holders) as to the availability of an exemption under their home country laws that would allow them to participate in the Offer without the need for Altaba or Alibaba to take any action to facilitate a public offering in that country or otherwise. Altaba will rely on those representations and, unless the Offer is terminated, plans to accept shares tendered by persons who properly complete the Letter of Transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

Non-U.S. Holders should consult their advisors in considering whether they may participate in the Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the Shares or Alibaba ADSs that may apply in their home countries. Altaba, Alibaba and the Dealer Manager cannot provide any assurance about whether such limitations exist.

If we become aware of any such state where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the stockholders residing in such U.S. state. In any U.S. state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that U.S. state.

Pursuant to Rule 13e-4(c)(2) promulgated under the 1934 Act, we have filed with the SEC the Schedule TO-I, which contains additional information relating to the Offer. The Schedule TO-I, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Altaba.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer. You should rely only on the information contained in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal or on documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase or in the Letter of Transmittal is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Altaba, or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our affiliates or subsidiaries, the Fund’s investment advisors, the Dealer Manager, the Exchange Agent or the Information Agent.

The Fund is subject to the information and reporting requirements of the Exchange Agent and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO-I with the SEC. Such reports and other information are available for inspection at the public reference room at the SEC’s office, 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available, free of charge, on the SEC’s web site (www.sec.gov).

Altaba Inc.

June 7, 2018

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Fund or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent as follows:

The Exchange Agent for the Offer is:

Computershare Trust Company, N.A.

By First Class Mail:	By Registered, Certified or Express Mail or Overnight Courier:

Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A Attn Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE EXCHANGE AGENT.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Fund’s expense. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll free: (877) 750-9497

Banks and Brokers may call collect: (212) 750-5833

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Direct: (212) 622-4401

Toll Free: (877) 371-5947